SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant:                             |X|

Filed by a Party other than the Registrant:          |_|

Check the appropriate box:

|X|  Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement

|_|  Definitive Additional Materials

|_|  Soliciting Material under Section 240.14a-12

                               Refocus Group, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.

|_|  $125 per Exchange Act Rules  0-11(c)(1)(ii),  14a-6(i)(1),  14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:
     2)   Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0- 11 (Set forth the amount on which the filing is calculated and state how it was determined):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:

|_|  Fee paid previously by written preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No.:
     3)   Filing Party:
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

                                                                PRELIMINARY COPY
                                                                ----------------


[Graphic omitted]                           Notice of Action of Stockholders by
                                           Written Consent in Lieu of a Special
                                                    Meeting of Stockholders and
                                                 Consent Solicitation Statement

                                      10300 North Central Expressway, Suite 104
                                                            Dallas, Texas 75231
                                                       Telephone (214) 368-0200
                                                             Fax (214) 368-0332
June [   ], 2005

Dear Refocus Group, Inc. Stockholder:

     On behalf of the Board of Directors of Refocus Group, Inc., we urge you to consider and act upon a proposal to take us private through amendments to our Certificate of Incorporation, which our Board of Directors recommends that stockholders adopt by Written Consent in Lieu of a Special Meeting of Stockholders. The amendments to our Certificate of Incorporation will effect a reverse/forward stock split of our outstanding common stock, consisting initially of a 1-for-2,000 reverse stock split, such that stockholders owning less than 2,000 shares of our common stock immediately prior to the reverse stock split will have their shares canceled and converted into the right to receive the cash amount, without interest, of $0.35 per share on a pre-split basis. The reverse split will then immediately be followed by a 2,000-for-1 forward stock split. We are requesting the reverse stock split amendment to reduce the number of our stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934 and suspend our obligation to file reports under Section 15(d) of that Act. This will mean that we will no longer file periodic, current and other reports with the Securities and Exchange Commission, and we will no longer be classified as a public company.

     In accordance with the applicable provisions of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws, each as amended, approval of the amendments requires the written consent of stockholders owning no less than the majority of shares of our common stock entitled to vote on the proposal (including shares of preferred stock that vote with our shares of common stock on an "as converted" basis). Medcare Investment Fund III, Ltd. owns all of the shares of our newly authorized and issued Series A-1 Convertible Preferred Stock. Holders of the Series A Convertible Preferred Stock are entitled to vote on all matters required or permitted to be voted upon by the holders of our common stock on an "as converted" basis. As a result, Medcare Investment Fund III, Ltd. is the beneficial owner of greater than 50% of our outstanding voting stock. Medcare Investment Fund III, Ltd. has indicated that it intends to vote in favor of the proposal, but has not made any formal commitment, and is not bound, to do so.

     The proposal to amend our Certificate of Incorporation and the procedures to exercise your rights in connection with this solicitation of your consent are described in the accompanying Consent Solicitation Statement. It is requested that your written consent, using the enclosed consent card, be delivered to Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, Texas 75034, Attention: Proxy Department. A self-addressed, return envelope is enclosed for this purpose, which requires no postage if mailed in the United States.

YOUR WRITTEN CONSENT IS IMPORTANT, SO PLEASE SIGN, DATE AND RETURN YOUR CONSENT CARD AS SOON AS POSSIBLE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE REVERSE/FORWARD STOCK SPLIT; PASSED UPON THE MERITS OR FAIRNESS OF THE REVERSE/FORWARD STOCK SPLIT; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE CONSENT SOLICITATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                       Sincerely,


                                       Terence A. Walts
                                       President and Chief Executive Officer

                                                                PRELIMINARY COPY
                                                                ----------------

                 -----------------------------------------------
                    NOTICE AND CONSENT SOLICITATION STATEMENT
                 -----------------------------------------------


                               REFOCUS GROUP, INC.
                    10300 North Central Expressway, Suite 104
                               Dallas, Texas 75231

                                 June [ ], 2005

               NOTICE OF ACTION OF STOCKHOLDERS BY WRITTEN CONSENT
                  IN LIEU OF A SPECIAL MEETING OF STOCKHOLDERS
                                       AND
                         CONSENT SOLICITATION STATEMENT

     We are soliciting your written consent to take Refocus Group, Inc. private through the adoption of amendments to its Certificate of Incorporation. The amendments to our Certificate of Incorporation will effect a reverse/forward stock split of our outstanding common stock, whereby initially we will effect a 1-for-2,000 reverse stock split, such that stockholders owning less than 2,000 shares of our common stock immediately prior to the reverse stock split will have those shares canceled and converted into the right to receive cash, without interest, in the amount of $0.35 per share on a pre-split basis. The reverse stock split will then immediately be followed by a 2,000-for-1 forward stock split. We are requesting the reverse stock split amendment to reduce the number of our stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934 and suspend our obligation to file reports under
Section 15(d) of that Act. This will mean that we will no longer file periodic, current and other reports with the Securities and Exchange Commission, and we will no longer be classified as a public company.

     Your Board of Directors has selected the close of business on June [ ], 2005, as the record date for determining stockholders entitled to vote on the proposal to amend our Certificate of Incorporation. Therefore, only holders of record of shares of our common stock and Series A Convertible Preferred Stock as of the close of business on June [ ], 2005, are permitted to provide their written consent. As of the record date, we had 24,669,105 shares of common stock and 280,000 shares of Series A-1 Convertible Preferred Stock outstanding. Holders of the Series A-1 Convertible Preferred Stock are entitled to vote on all matters required or permitted to be voted upon by the holders of our common stock on an "as converted" basis. Each share of Series A-1 Convertible Preferred Stock is convertible into 100 shares of our common stock. As a result, Medcare Investment Fund III, Ltd., the sole holder of shares of our Series A Convertible Preferred Stock, is the beneficial owner of greater than 50% of our outstanding voting stock. It is anticipated that Medcare Investment Fund III, Ltd. will vote in favor of the proposal, thereby causing the proposal to be approved by the requisite stockholder vote under Delaware law. Medcare Investment Fund III, Ltd., however, has not made any formal commitment, and is not bound, to vote in favor of the proposal. In no event, however, will the proposal, if approved, be effected prior to the 20th day following the date of this Consent Solicitation Statement.

     This Notice and Consent Solicitation Statement are being distributed to stockholders on or about June [ ], 2005.


                                       By Order of the Board of Directors,




                                       Terence A. Walts
                                       President and Chief Executive Officer

                               SUMMARY TERM SHEET

     The following is a summary of the material terms of the proposal upon which our stockholders are being requested to vote by written consent. We urge you to review the more detailed information appearing elsewhere in, or accompanying, this Consent Solicitation Statement carefully before voting your shares.

     As used in this Consent Solicitation Statement, unless the context requires otherwise, "our," "us," "we" and the "Company" means Refocus Group, Inc.

Reverse/Forward Stock Split

     As  used  throughout  this  Consent   Solicitation   Statement,   the  term
"Reverse/Forward Stock Split" refers to a transaction consisting of the following steps:

     - The Reverse/Forward Stock Split will take effect on the date we file with the Secretary of State of the State of Delaware Certificates of Amendment to our Certificate of Incorporation (one certificate effecting a reverse stock split and the other certificate effecting a forward stock split), or on any later date that we may specify in the Certificates of Amendment. In no event, however, will the Reverse/Forward Stock Split, if approved, be effected prior to the 20th day following the date of this Consent Solicitation Statement.

     - At 6:00 p.m., local time, on the effective date, we will effect a 1-for-2,000 reverse stock split of our common stock.

     - Any stockholder owning 2,000 or more shares of our common stock immediately before the reverse stock split will be deemed to receive one-two thousandth of a share of common stock for each share of common stock and will remain a stockholder of the Company.

     - Any stockholder owning less than 2,000 shares of our common stock immediately before the reverse stock split will have his stock ownership converted into a right to receive cash in exchange for the resulting fractional share of that common stock and will no longer be a stockholder of the Company. Upon the surrender of the stock certificates representing those shares, together with the letter of transmittal and other required materials, to our transfer agent, we will pay each of these stockholders an amount in cash equal to $0.35 per share of common stock held by them immediately before the reverse stock split.

     - At 6:01 p.m., local time, on the effective date, we will effect a 2,000-for-1 forward stock split of our common stock, pursuant to which any stockholder owning one or more shares of our common stock immediately before the forward stock split (and after the reverse stock split) will be deemed to receive 2,000 shares of common stock for each share of common stock, as adjusted on a pro rata basis for any fractional shares. As a result, stockholders who owned 2,000 or more shares of our common stock before the Reverse/Forward Stock Split will own the same number of shares of our common stock following the Reverse/Forward Stock Split. Please see the sections of this Consent Solicitation Statement titled "Effects of the Reverse/Forward Stock Split" and "Summary and Structure of the Reverse/Forward Stock Split" for a more detailed discussion.

     - Our Board of Directors has set the cash consideration to be paid to stockholders owning less than one whole share of our common stock after giving effect to the reverse stock split at $0.35 per share of common stock on a pre-split basis in order to provide a premium to the most recent sale by us of our capital stock (on a common stock equivalent basis) and the common stock's recent and historical market prices over the last several months. Our Board of Directors made this determination in good faith and based upon various factors our Board of Directors and the Strategic Initiatives Committee of our Board of Directors deemed relevant. In support of their determination, an independent financial advisor retained by the Strategic Initiatives Committee rendered a written opinion that the consideration to paid to cashed out stockholders is fair, from a financial point of view. See "Fairness of the Transaction," "Opinion of Financial Advisor" and "Recommendation of the Board of Directors."

     - Following the Reverse/Forward Stock Split, we expect to have fewer than 300 stockholders of record and, as a result, we intend to terminate the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934, or the Exchange Act, and suspend our filing obligations under Section 15(d) of the Exchange Act. This will mean that we will no longer file periodic, current and other reports with the Securities and Exchange Commission, and we will no longer be classified as a public reporting company. Please see the section of this Consent Solicitation Statement titled "Effects of the Reverse/Forward Stock Split" for a more detailed discussion.

Purposes of, and Reasons for, the Reverse/Forward Stock Split

     - The principal purpose of the Reverse/Forward Stock Split is to acquire, for cash, the equity interests in the Company of those stockholders owning less than 2,000 shares of our common stock.

     - The Reverse/Forward Stock Split is intended to reduce the number of our stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our filing obligations under Section 15(d) of the Exchange Act. This will mean that we will no longer file periodic, current and other reports with the Securities and Exchange Commission, and we will no longer be classified as a public reporting company.

     - The following are the principal reasons considered by the Board of Directors in pursuing the Reverse/Forward Stock Split:

          - the cost savings of approximately $510,000 in the current year, $570,000 in 2006 and $540,000 per year going forward, that we expect to realize as a result of the suspension of our reporting obligations under the Exchange Act, including the cost savings resulting from not having to comply with the increased compliance burdens imposed by the Sarbanes-Oxley Act of 2002;

          - the decrease in expenses resulting from no longer being required to service a relatively large number of stockholders holding small positions in our common stock;

          - the additional savings in terms of management's and employees' time that will no longer be spent preparing the reports required of public companies under the Exchange Act and managing stockholder relations and communications;

          - the reduced premiums for our directors' and officers' insurance policies as a result of us no longer being a public reporting company;

          - our ability to control the dissemination of certain business information, which is currently disclosed in our periodic reports and, accordingly, made available to our competitors, vendors, customers and other interested parties, potentially to our detriment;

          - our ability to gain greater operational flexibility by being able to focus on long-term growth without an undue emphasis on short-term fluctuations in the market price of our common stock;

          - the fact that we have not realized many of the benefits normally presumed to result from being a public reporting company (including enhanced stockholder value, enhanced corporate image, the ability to access the capital markets through public offerings of company stock and the ability to use company stock as currency for acquisitions) due to the relatively limited liquidity and low market price of our common stock;

          - that stockholders holding fewer than 2,000 shares of our common stock will be provided with a means of liquidity to receive a reasonable and fair cash price for their shares, since our common stock does have a broad and deep public market;

          -    our ability to focus our efforts on our core technology; and

          - the increased confidentiality as we consider various strategic initiatives.

     Please see the  sections  of this  Consent  Solicitation  Statement  titled
"Purpose   of  the   Reverse/Forward   Stock   Split"  and   "Reasons   for  the
Reverse/Forward Stock Split" for a more detailed discussion.

Fairness of the Transaction

     - The Board of Directors and the Strategic Initiatives Committee of the Board of Directors believe that the Reverse/Forward Stock Split is in the best interests of, and is substantively and procedurally fair to, our stockholders, including both those stockholders who will have the right to receive cash for their holdings as a result of the Reverse/Forward Stock Split and those who will remain stockholders after the Reverse/Forward Stock Split. The Board of Directors unanimously approved the Reverse/Forward Stock Split.

     - The Board of Directors appointed two independent directors to a special committee of the Board of Directors, the Strategic Initiatives Committee, to assist the Board of Directors in evaluating strategic alternatives, including whether to effect a termination of our status as a reporting company and, if so, on what terms, including a fair price per share to be paid to stockholders who would not continue as a stockholder. The Strategic Initiatives Committee determined that, in light of the benefits to be obtained, the Company should terminate its status as a public reporting company and further determined that, after consideration of various alternatives, this termination should be effected by the Reverse/Forward Stock Split. The Strategic Initiatives Committee unanimously recommended the Reverse/Forward Stock Split to the Board of Directors.

     - The Strategic Initiatives Committee was authorized to engage, and did engage, an independent financial advisor to assist it and to render a fairness opinion with respect to the consideration to be paid to stockholders.

     - Hill Schwartz Spilker Keller LLC, the independent financial advisor selected by the Strategic Initiatives Committee, rendered a fairness opinion stating that the consideration to be paid to stockholders owning less than a whole share of common stock after giving effect to the reverse stock split is fair from a financial point of view.

     - The $0.35 cash consideration to be paid per share represents a premium of:

          o 40.0% over the common stock equivalent price of $0.25 per share paid by Medcare Investment Fund III, Ltd., or Medcare, on March 1, 2005;

          o    6.1% over the closing  price for the common stock on May 4, 2005,
               the  day   before   the   Board   of   Directors   approved   the
               Reverse/Forward Stock Split;

          o 38.9% over the average closing price for the five trading day period ended May 4, 2005;

          o 63.5% over the average closing price for the one month period ended May 4, 2005;

          o 98.1% over the average closing price for the three month period ended May 4, 2005;

          o 95.8% over the average closing price for the six month period ended May 4, 2005; and

          o 32.5% over the average closing price for the one year period ended May 4, 2005.

     - The Board of Directors and the Strategic Initiatives Committee have each expressly adopted the analyses and conclusions contained in the fairness opinion rendered by Hill Schwartz Spilker Keller LLC.

     Please see the sections of this Consent Solicitation Statement titled "Fairness of the Transaction," "Opinion of the Financial Advisor,"
"Recommendation of the Board of Directors," and "Annex D: The Financial Advisor's Fairness Opinion" for a more detailed discussion.


                                                 TABLE OF CONTENTS
   SUMMARY TERM SHEET.............................................................................................i
         Reverse/Forward Stock Split..............................................................................i
         Purposes of, and Reasons for, the Reverse/Forward Stock Split...........................................ii
         Fairness of the Transaction............................................................................iii
   SPECIAL FACTORS................................................................................................1
         Purpose of the Reverse/Forward Stock Split...............................................................1
         Reasons for the Reverse/Forward Stock Split..............................................................1
         How the Reverse Stock Split Ratio Was Determined.........................................................5
         Reasons for the Forward Stock Split......................................................................6
         Effects of the Reverse/Forward Stock Split...............................................................6
         Alternatives to the Reverse/Forward Stock Split.........................................................11
         Fairness of the Transaction.............................................................................12
         Factors in Support of the Reverse/Forward Stock Split...................................................13
         Factors Not in Support of the Reverse/Forward Stock Split...............................................15
   OPINION OF FINANCIAL ADVISOR..................................................................................16
   GENERAL CONSENT INFORMATION...................................................................................23
   PROPOSAL NO. 1 - REVERSE/FORWARD STOCK SPLIT..................................................................26
         Summary and Structure of the Reverse/Forward Stock Split................................................26
         Consent Required for Approval...........................................................................27
         Background of the Reverse/Forward Stock Split...........................................................27
         Purpose of the Reverse/Forward Stock Split..............................................................29
         Potential Detriments of the Reverse/Forward Stock Split to Stockholders.................................30
         Interest of Certain Persons in Matters to be Acted Upon.................................................30
         Recommendation of the Board of Directors................................................................31
         Stock Certificates......................................................................................31
         Appraisal Rights........................................................................................32
         Reservation of Rights...................................................................................32
   MATERIAL FEDERAL INCOME TAX CONSEQUENCES......................................................................32
   INFORMATION ABOUT REFOCUS GROUP...............................................................................35
         General.................................................................................................35
         Change in Control.......................................................................................35
         Price Range of Common Stock.............................................................................37
         Stock Repurchases.......................................................................................37
         Dividends...............................................................................................37
         Control Persons.........................................................................................38
         Directors and Executive Officers........................................................................38
         Certain Relationships and Related Transactions..........................................................40
STOCK OWNERSHIP..................................................................................................42
         Security Ownership of Certain Beneficial Owners.........................................................42
         Security Ownership of Management........................................................................44
   COSTS OF THE REVERSE/FORWARD STOCK SPLIT......................................................................46
   OTHER BUSINESS................................................................................................46
   SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.............................................................46
   FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE..........................................................47
   ADDITIONAL INFORMATION AND QUESTIONS..........................................................................47
   ANNEX A.......................................................................................................A-1
   ANNEX B.......................................................................................................B-1
   ANNEX C.......................................................................................................C-1
   ANNEX D.......................................................................................................D-1

                                 SPECIAL FACTORS

Purpose of the Reverse/Forward Stock Split

     The purpose of the Reverse/Forward Stock Split is to acquire, for cash, the equity interests in the Company of stockholders who, immediately prior to the reverse stock split, own fewer than 2,000 shares of Company common stock. The purchase price is $0.35 per share of Company common stock owned immediately before the Reverse/Forward Stock Split.

     By purchasing the shares of the holders of fewer than 2,000 shares of our common stock, we will:

     -    eliminate the cost of maintaining small stockholder accounts;

     - permit our smaller stockholders to receive a reasonable and fair cash price for all of their shares of our common stock without having to pay brokerage commissions, subject to the stockholder's agreement with its broker, dealer or other nominee; and

     - reduce the number of our stockholders of record to fewer than 300 persons, which will allow us to terminate the registration of our common stock under Section 12(g) of the Exchange Act and suspend our duty under Section 15(d) of the Exchange Act to file periodic, current and other reports with the Securities and Exchange Commission.


Reasons for the Reverse/Forward Stock Split

     Cost Savings

     We incur direct and indirect costs associated with compliance with the Exchange Act's filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley. In addition, we pay substantially higher premiums for our directors' and officers' insurance policies as a public reporting company than we would if we were not subject to the reporting requirements of the Exchange Act. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs are substantial.

     The Board of Directors believes that by deregistering our common stock and suspending our reporting obligations, we will experience annual cost savings of approximately $510,000 in the current year, $570,000 in 2006 and $540,000 going forward, consisting of:

     o    $310,000 in costs historically incurred,

     o $30,000 in annual costs that would otherwise be expected to be incurred in order to comply with Section 404 of Sarbanes-Oxley, plus $30,000 in 2006 for fees incurred on a one-time basis in preparation for the audit of our internal controls, and

     o $200,000 in costs that are driven by investor concerns, including, among other items, retaining investor relations and financial experts.

These estimated costs are further described in greater detail below.


                                                     Historical Costs:


        Legal fees for the review of filings                                           $          75,000
        Printing, mailing and filing costs                                                        25,000
        Directors and officers insurance                                                         162,500
        Independent auditor's opinion                                                             35,000
        Legal services for other compliance issues and other expenses                             12,500
                                                                                       -----------------
                 Total                                                                 $         310,000




                                                     Section 404 Costs:

        Sarbanes-Oxley Section 404 audit                                               $          30,000
        Sarbanes-Oxley Section 404 consulting fees                                                30,000
                                                                                       -----------------
                 Total                                                                 $          60,000




                                                Other Investor-Driven Costs:

        Investor Relations/Public Relations Consulting                                 $          60,000
        Financial Advisory                                                                       120,000
        Investor Conferences (travel expenses, fees, etc.)                                        20,000
                                                                                       -----------------
                 Total                                                                 $         200,000

                 Grand Total                                                           $         570,000

The estimated cost savings reflect, among other things:

     o    a reduction in auditing and related fees;

     o    a reduction in legal fees related to securities law compliance;

     o the elimination of costs associated with filing periodic, current and other reports with the Securities and Exchange Commission;

     o the savings in fees charged by our transfer agent that are expected because of the significant reduction in the number of accounts to be handled by the transfer agent;

     o    lower printing and mailing costs;

     o less complicated and extensive disclosure required by our private status;

     o the lower risk of liability that is associated with non-reporting (as distinguished from public reporting) company status, and the reduced premiums for directors' and officers' liability insurance expected to result (the cost of liability coverage in 2005 was $237,500, while the anticipated cost as a private company is $75,000);

     o the costs savings from not being subject to the new internal control audit requirements imposed by Section 404 of Sarbanes-Oxley;

     o the elimination of consulting and advisory fees associated with dissemination and management of information to support and improve the liquidity of our common stock; and

     o    the reduction in direct miscellaneous expenses.

     The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than those estimates. Estimates of the annual savings to be realized, if the Reverse/Forward Stock Split is consummated, are based upon the actual costs to us of the services in each of the categories listed above that were reflected in our recent financial statements and an estimate of these costs going forward as a public reporting entity. Management then estimated, for each category, the portion of the expense in that category believed to be solely or primarily attributable to our public reporting company status.

     In some instances, management's cost saving expectations were based upon information provided or upon verifiable assumptions. For example, our auditors have informed us, informally, that there will be a reduction in auditing fees if we cease to be a public reporting company. In addition, the costs associated with retaining legal counsel to assist us with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the Securities and Exchange Commission and are otherwise not required to comply with the disclosure requirements that apply to public reporting companies.

     It is important to note that, in addition to the above-referenced annual estimated cost savings, the consummation of the Reverse/Forward Stock Split and subsequent deregistration of Company common stock will result in a one-time cost savings due to the Company not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley. Preparing the Company to be able to comply with Section 404 of Sarbanes-Oxley will require expenditures during the next fiscal year, including consulting fees to third parties for compliance planning, assessment, documentation and testing. These costs are estimated to be at least $30,000.

     We expect the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the estimated historical out-of-pocket costs. As a result of recent corporate governance scandals and the legislative and litigation environment resulting from those scandals, the costs of being a public reporting company in general, and the costs of our remaining a public reporting company, in particular, are expected to continue to increase in the near future. Moreover, new legislation, including Sarbanes-Oxley, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being a public reporting company. This and other proposed legislation will likely continue to increase audit fees and other costs of compliance, including securities counsel fees, outside director fees and potential liability faced by our officers and directors. Additionally, while not enumerated above, we expect significant cost savings in terms of management's time devoted to compliance matters. Although we cannot determine an estimate of this cost, we can estimate that annually between 10% to 50% of the time of the Chief Executive Officer, Chief Financial Officer and Controller is devoted to matters related to compliance.

     Operational Flexibility

     Another reason for the Reverse/Forward Stock Split relates to operational flexibility. The Board of Directors believes that effecting the Reverse/Forward Stock Split and ceasing to be a public reporting company will enable management to concentrate its efforts on the long-term growth of our business, free from the constraints of public ownership, which the Board of Directors believes often places undue emphasis on the effect of decisions on the market value of our common stock.

     Inability to Realize Benefits Normally Associated with Public Reporting Company Status

     A significant reason for the Reverse/Forward Stock Split relates to our inability to realize many of the benefits normally presumed to result from being a public reporting company, including the following:

     - A typical advantage from being a public company comes from the ability to use company stock, as opposed to cash or other consideration, to effect acquisitions. We have not found the occasion to acquire other businesses using our stock as consideration and do not presently intend to do so.

     - Public companies may also obtain financing by issuing securities in a public offering. We have not accessed the capital markets in that manner and do not presently intend to do so.

     - An enhanced company image often accompanies public company status. We have determined that, due to our size and other factors, we have not enjoyed an appreciable enhancement in our image as a result of our public company status.

     Lack of an Active Trading Market and Illiquidity

     Our Board of Directors believes that the public marketplace has less interest in public companies with a limited amount of shares trading in the public market place. Our Board of Directors further believes that it is highly speculative whether our common stock would ever achieve significant trading volume in the public marketplace so as to create an active and liquid market.
The realization that our common stock might not, in the foreseeable future, achieve significant trading volume as a public company is one of the reasons that caused our Board of Directors to conclude that we are not benefiting from being a public company, and that it would be in the best interests of us and our stockholders for us to be privately held.

     Our  common  stock is not  listed on an  exchange  but is quoted on the OTC
Bulletin Board. The highest monthly average trading volume in our common stock between March 2003 and May 2005 was 65,371 shares. As a result of this low trading volume, the ability of our stockholders to trade their shares is more limited than the ability of stockholders of many other publicly traded companies. Indeed, our Board of Directors believes that one advantage of the Reverse/Forward Stock Split is that it does provide a means of liquidity to our stockholders holding less than 2,000 shares of our common stock so that they may receive a reasonable and fair cash price for their shares.

     Ability to Control the Dissemination of Certain Business Information

     Currently, the disclosure contained in our Exchange Act filings, including information related to our business operations and financial condition, is available to the public and, thus, can be readily analyzed by various interested parties, including our competitors, vendors and customers. These entities can potentially use our publicly disclosed information to the detriment of us. In addition, the current public disclosure of information puts us at a competitive disadvantage compared to our non-public competitors, in part because we do not have access to similar information concerning those companies. We believe that we are at a critical time in our development and, consequently, we are considering several strategic initiatives. We feel that mandatory public disclosure of these opportunities may stifle key business initiatives. Moreover, certain investors view our public status negatively as they consider possible investments. Upon the termination of the registration of our common stock under the Exchange Act and the suspension of our duty to file periodic, current and other reports with the Securities and Exchange Commission, we will be better able to control the dissemination of certain business information.

     In light of the foregoing, the Board of Directors believes that the benefits associated with maintaining our status as a public reporting company and maintaining our small stockholder accounts are substantially outweighed by the costs, both financial and operational, associated with being a public reporting company. The Board of Directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining its status as a public reporting company and its small stockholder accounts.

     The Board of Directors has determined that the Reverse/Forward Stock Split is the most expeditious and economical way of liquidating the holdings of small stockholders and changing our status from that of a public reporting company to that of a more closely-held, non-reporting company. The Board of Directors has determined, in consultation with the Strategic Initiatives Committee, that the reverse stock split ratio should be 1-for-2,000 and that the forward stock split ratio should be 2,000-for-1. Numerous factors were considered in reaching its determination. See "How the Reverse Stock Split Ratio Was Determined," "Recommendation of the Board of Directors," "Fairness of the Reverse/Forward Stock Split" and "Opinion of Financial Advisor."

How the Reverse Stock Split Ratio Was Determined

     Our stockholder ledger can be divided into the following three groups:

     o stockholders of record, which are stockholders who hold their own stock certificates;

     o non-objecting beneficial owners, or NOBO stockholders, which are stockholders who hold their shares in street name who have agreed to identify themselves; and

     o    objecting   beneficial   owners,  or  OBO   stockholders,   which  are
          stockholders who hold their shares in street name who have not identified themselves.

     Stockholders of Record. In order to be eligible to terminate our registration under the Exchange Act, we must have fewer than 300 stockholders of record after giving effect to the Reverse/Forward Stock Split. As of the record date, we had 416 stockholders of record. Of these stockholders, 239 stockholders owned fewer than 2,000 shares of our common stock. At that time, these stockholders represented approximately 57.5% of the total number of record stockholders; however, these accounts only represented 0.6% (149,760 shares of 24,669,105 shares outstanding) of the total number of outstanding shares of our common stock.

     NOBO Stockholders. Included in our stockholders of record are 36 stockholders who are nominees who hold shares on behalf of both NOBO and OBO stockholders. As of the record date, these nominees held shares for 323 NOBO stockholders. Of these NOBO stockholders, 171 NOBO stockholders owned fewer than 2,000 shares of our common stock. At that time, these stockholders represented approximately 24.3% of the total number of our known stockholders (record and NOBO stockholders), but these accounts represented approximately only 0.4%
(103,228 shares of 24,669,105 shares outstanding) of the total number of outstanding shares of our common stock. Therefore, based on information known to us as of the record date, our known stockholders who owned fewer than 2,000 shares of our common stock (including record and NOBO stockholders) collectively owned approximately 1% (252,988 shares of 24,669,105 shares outstanding) of the total number of outstanding shares of our common stock.

     OBO Stockholders. We do not know the exact number of shares of our common stock owned by nominees on behalf of OBO stockholders. Based on the number of consent materials that are requested by the brokers, dealers and other nominees, however, we estimate that there are approximately 77 OBO stockholders owning approximately 1,263,000 shares, or 5.1% of the total number of outstanding shares of our common stock. Based on the holdings of our stockholders of record and a list of our NOBO stockholders, we estimate that are approximately 41 OBO stockholders holding less than 2,000 shares of our common stock who own an aggregate of approximately 24,500 shares.

     Accordingly, we estimate that, as of the record date, we had a total of 780 stockholders (record, NOBO and OBO stockholders). Of these stockholders, we estimate that there are approximately 451 stockholders owning fewer than 2,000 shares of our common stock. At that time, we estimate that those stockholders believed to own fewer than 2,000 shares of our common stock owned an aggregate of approximately 277,485 shares our common stock, or 1.1% of our 24,669,105 shares outstanding.

     For purposes of calculating whether we have fewer than 300 stockholders of record after giving effect to the Reverse/Forward Stock Split, rules promulgated by the Securities and Exchange Commission require that we measure only the number of stockholders of record, which includes the number of nominees holding shares for OBO and NOBO stockholders, but not the number of NOBO and OBO stockholders. Nevertheless, given that NOBO and OBO stockholders may transfer their shares to a record account, and that the number of OBO stockholders is unknown, our Board of Directors determined that it should cash out, to the extent possible, all stockholders holding less than 2,000 shares of our common stock in order to reduce the total number of our stockholders of record, as calculated in accordance with the rules promulgated by the Securities and Exchange Commission, significantly below 300, and to reduce the likelihood that a number of smaller NOBO or OBO stockholders would convert their accounts to record accounts to bring the number of our stockholders of record back above
300. Our Board of Directors believes that by reducing our stockholders of record well below 300 and by reducing our NOBO and OBO stockholders, additional record accounts and the exercise of outstanding warrants and options to purchase shares of our common stock will not cause us to exceed that number in the near future.

     Our Board of Directors considered ratios both lesser and greater than 2,000-to-1, but ultimately rejected these alternatives due the possibility that a lesser ratio may not accomplish the goal of reducing the total number of our stockholders of record to less than 300 and that a greater ratio was unnecessary to achieve this result.

Reasons for the Forward Stock Split

     Effecting the forward stock split immediately after the reverse stock split will produce cost savings, in that stockholders owning 2,000 or more shares prior to the reverse stock split will not be given the right to receive any cash payment for fractional shares owned in excess of full shares. Our Board of Directors concluded that it was an unnecessary expenditure of capital funds to cash out fractional shares of stockholders who will remain stockholders after the reverse stock split. Additional cost savings will result from not requiring us to adjust the exercise price of any issued and outstanding options and warrants. The forward stock split is also advantageous because it foregoes the added administrative expense of re-issuing stock certificates to the remaining stockholders.

     Our Board of Directors believes also that, by effecting the forward split, it will provide our remaining stockholders with more liquidity in the event that the stockholder desires to dispose of his shares by eliminating odd-lot holdings resulting from the reverse stock split.

Effects of the Reverse/Forward Stock Split

     If the Reverse/Forward Stock Split is consummated, we intend to apply for termination of registration of our common stock under the Exchange Act as soon as practicable after completion of the Reverse/Forward Stock Split. The Reverse/Forward Stock Split is expected to reduce the number of our stockholders of record from approximately 416 to approximately 178, based on stockholder records obtained prior to May 5, 2005, and determined in accordance with the rules promulgated by the Securities and Exchange Commission with respect to calculating stockholders of record. Upon suspension of our reporting obligations under the Exchange Act, our common stock will no longer be eligible for quotation on the OTC Bulletin Board, where it is currently quoted. Our common stock may be eligible for quotation in the Pink Sheets(R), as described below. Nonetheless, the completion of the Reverse/Forward Stock Split and the deregistration of our common stock under the Exchange Act will likely cause the trading market for shares of our common stock to be substantially reduced or eliminated.

Effects on Stockholders with Fewer than 2,000 Shares of Common Stock

     If the Reverse/Forward Stock Split is implemented, stockholders holding fewer than 2,000 shares of our common stock immediately prior to the reverse stock split, or the Cashed Out Stockholders:

     - will not receive a fractional share of our common stock as a result of the Reverse/Forward Stock Split;

     - will instead have their stock ownership converted into a right to receive cash equal to $0.35 per share for each share of common stock held immediately before the reverse stock split in accordance with the procedures described in this Consent Solicitation Statement;

     - will have no further ownership interest in the Company with respect to cashed out shares;

     -    will no longer be entitled to vote as stockholders;

     - will not have to pay any service charges or brokerage commissions in connection with the Reverse/Forward Stock Split, subject to the stockholder's agreement with its broker, dealer or other nominee; and

     - will not receive any interest on cash payments owed as a result of the Reverse/Forward Stock Split.

     Cash payments to Cashed Out Stockholders as a result of the Reverse/Forward Stock Split may result in income or loss to the holder. For a discussion of the federal income tax consequences of the Reverse/Forward Stock Split, please see the section of this Consent Solicitation Statement titled "Material Federal Income Tax Consequences."

NOTE: If you would otherwise be a Cashed Out Stockholder as a result of your owning less than 2,000 shares of our common stock, but you would rather continue to hold our common stock after the Reverse/Forward Stock Split and not be cashed out, you may do so by taking either of the following actions far enough in advance so that it is completed by the effective date of the Reverse/Forward Stock Split:

     1. If you are a record holder of our common stock, purchase a sufficient number of additional shares of our common stock on the open market and have them registered in your name and consolidated with your current record account so that you hold at least 2,000 shares of our common stock in your record account immediately before the effective date of the Reverse/Forward Stock Split;

     2. If you hold your shares through a broker or nominee (such as your broker or bank), purchase a sufficient number of additional shares of our common stock on the open market and have those shares entered in the account in which you hold your current shares so that you hold at least 2,000 shares of our common stock in your account immediately before the effective date of the Reverse/Forward Stock Split; or

     3. If applicable, consolidate your accounts so that, together, you hold at least 2,000 shares of our common stock in one account immediately before the effective date of the Reverse/Forward Stock Split.

     In the event you intend to purchase additional shares of our common stock, you should be aware that an insufficient level of liquidity in the trading of our common stock may cause this option to be difficult or impossible.

     We intend to treat stockholders holding shares of our common stock in street name through a nominee, such as a bank or broker-dealer, in the same manner as stockholders whose shares are registered in their names. We will instruct all nominees to effect the split for their beneficial holders. These nominees may, however, have different procedures for effecting the split. Thus, stockholders holding shares in street name should contact their nominees.

     Consolidation of accounts may take a substantial amount of time, particularly if accounts are held at different financial institutions. Even if a stockholder initiates the consolidation of his or her accounts substantially in advance of the effective date, there is no assurance that accounts will be consolidated by the effective date or, even if they are consolidated from separate financial institutions, that the financial institution holding the consolidated account will provide notice to the transfer agent by the effective date. If the transfer agent does not receive notice of the consolidation of accounts holding fewer than 2,000 shares by the effective date, whether or not the accounts are consolidated by this date, a stockholder will have their stock ownership converted into a right to receive a cash payment with respect to the shares in any account that held fewer than 2,000 shares before the consolidation.

     In order to provide stockholders with time to take one or more of these actions, and in compliance with applicable rules and regulations, the effective date will not be prior to the 20th day following the date of this Consent Solicitation Statement.

     Effects on Stockholders with 2,000 or More Shares of Common Stock:

     If the Reverse/Forward Stock Split is implemented, stockholders holding 2,000 or more shares of our common stock immediately before the reverse stock split, or the Continuing Stockholders:

     - will not be affected in terms of the number of shares of our common stock held before and after the Reverse/Forward Stock Split;

     - will be entitled to vote as stockholders after the consummation of the Reverse/Forward Stock Split;

     -    will not receive cash for any portion of their shares; and

     - will experience a significant reduction in liquidity with respect to the common stock.

     In the event that we suspend our reporting obligations under the Exchange Act, our common stock will no longer be eligible for quotation on the OTC Bulletin Board, where it is currently quoted. Our common stock may be eligible for trading in the Pink Sheets; however, even this source of liquidity may not be available. In order for our common stock to be quoted in the Pink Sheets (a centralized quotation service that collects and publishes market maker quotes for securities), it is necessary that one or more broker-dealers act as market makers and sponsor our common stock in the Pink Sheets. Following the consummation of the Reverse/Forward Stock Split and the absence of current information about us being filed with the Securities and Exchange Commission, there can be no assurance that any broker-dealer will be willing to act as a market maker in our common stock. There is also no assurance that shares of our common stock will be available to buy or sell after the Reverse/Forward Stock Split.

     Examples of the Effects of the Reverse/Forward Stock Split on Stockholders

     If approved and consummated, the Reverse/Forward Stock Split will affect our stockholders as follows:

------------------------------------------------------    ------------------------------------------------------------------
                Hypothetical Scenario                                                Result
------------------------------------------------------    ------------------------------------------------------------------
Ms. Smith is a stockholder of record who holds            Instead of receiving a fractional share of common stock
1,000 shares of common stock at the effective time        immediately after the reverse split, Ms. Smith's 1,000
of the transaction.  Ms. Smith holds no other             shares will be converted into the right to receive cash in the
shares directly in her name.                              amount of $0.35 per share, or $350 in the aggregate.

                                                          If Ms. Smith wants to continue her investment in the
                                                          Company, she must buy at least 1,000 more shares of
                                                          common stock in her record account so that she holds
                                                          2,000 or more shares.  Ms. Smith would have to act far
                                                          enough in advance of the effective time of the transaction so that the purchase is complete and registered on the
                                                          Company's books before the effective time.
----------------------------------------------------------------------------------------------------------------------------
Mr. Doe is a stockholder of record who holds              After giving effect to the Reverse/Forward Stock Split, Mr.
2,100 shares of common stock at the effective time        Doe will continue to own 2,100 shares of common stock.
of the transaction.  Mr. Doe holds no other shares
directly in his name.
----------------------------------------------------------------------------------------------------------------------------
Ms. Jones owns 500 shares of common stock in              We intend for the Reverse/Forward Stock Split to treat
"street name" through a nominee (such as a broker         stockholders owning common stock in the street name through
or bank) at the effective time of the reverse stock       a nominee (such as a broker or bank) in the same manner
split.                                                    as stockholders whose shares are registered in their names.
                                                          Nominees will be instructed to effect the Reverse/Forward
                                                          Stock Split for their beneficial holders.  After giving effect to the Reverse/Forward Stock Split, Ms. Jones's shares will be canceled and she will have the right to receive, through her broker, a check for $175.00 (500 pre-split shares x
                                                          $0.35).  However, nominees may have different procedures
                                                          and stockholders holding shares in "street name" should
                                                          contact their nominees.
----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------    ------------------------------------------------------------------
                Hypothetical Scenario                                                Result
------------------------------------------------------    ------------------------------------------------------------------
Mr. Lee holds 3,000 shares of common stock in             We intend for the Reverse/Forward Stock Split to treat
"street name" through a nominee (such as a broker         stockholders owning common stock in street name through
or bank) at the effective time of the reverse stock       a nominee (such as a broker or bank) in the same manner
split.                                                    as stockholders whose shares are registered in their names.
                                                          Nominees will be instructed to effect the Reverse/Forward
                                                          Stock Split for their beneficial holders.  After giving effect to the Reverse/Forward Stock Split, Mr. Lee will continue
                                                          to beneficially own 3,000 shares of common stock.
                                                          However, nominees may have different procedures, and
                                                          stockholders holding shares in "street name" should contact their nominees.
----------------------------------------------------------------------------------------------------------------------------
Mr. and Mrs. Wilson each separately own 1,000             Because the shares are held of record in separate accounts,
shares of common stock of record at the effective         each account will be treated separately.  Instead of
time of the transaction.  Neither holds any other         receiving a fractional share of common stock immediately
shares directly in their individual names.                after the reverse split, Mr. and Mrs. Wilson's shares will be converted into the right to receive $0.35 per share, or $350 for each of Mr. and Mrs. Wilson.

                                                          If Mr. and Mrs. Wilson want to continue their investment
                                                          in the Company, they must combine their holdings into a
                                                          single record account, either in one of their names or in
                                                          both of their names jointly.  Mr. and Mrs. Wilson would
                                                          have to act far enough in advance of the effective time of the transaction so that the consolidation is complete and
                                                          registered on the Company's books before the effective
                                                          time.
----------------------------------------------------------------------------------------------------------------------------
Mr. and Mrs. Roberts jointly own of record 2,000          Because shares held of record jointly are considered held
shares of common stock at the effective time of           by a single person, after giving effect to the
the transaction.  Neither holds any other shares.         Reverse/Forward Stock Split, Mr. and Mrs. Roberts will
                                                          continue to own the 2,000 shares of common stock.
----------------------------------------------------------------------------------------------------------------------------

     The Reverse/Forward Stock Split will have federal tax consequences, which are described in greater detail in the section of this Consent Solicitation Statement titled "Material Federal Income Tax Consequences."

     Effects on Stockholders of Record

     On the effective date of the Reverse/Forward Stock Split, if you are a Cashed Out Stockholder with a stock certificate representing your cashed out shares, your existing stock certificate(s) will be canceled and those shares may not be transferred or sold. You will receive a letter of transmittal from us as soon as practicable after the effective date of the Reverse/Forward Stock Split, which will contain instructions on how to surrender your existing certificate(s) to our transfer agent, or the Transfer Agent, for your cash payment. The letter of transmittal will also contain instructions in the event that your certificate(s) has been lost, destroyed or mutilated. You will not receive your cash payment until you surrender your outstanding certificate(s) (or the required materials in the event of the loss or destruction of your stock certificate) to the Transfer Agent, together with a completed and executed copy of the letter of transmittal. Please do not send your certificates until you receive your letter of transmittal.

     If you are a Continuing Stockholder with a stock certificate representing your shares, your stock certificate will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate.

     Effects on Stockholders who Hold Shares through a Nominee

     If you are a Cashed Out Stockholder that holds your shares through a nominee (such as a broker or bank), your nominee will receive a letter of transmittal from us as soon as practicable after the effective date of the Reverse/Forward Stock Split. We intend for the Reverse/Forward Stock Split to treat stockholders owning common stock in street name through a nominee (such as a broker or bank) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to effect the Reverse/Forward Stock Split for their beneficial holders. However, nominees may have different procedures, and stockholders holding shares in "street name" should contact their nominees

     If you are a Continuing Stockholder that holds your shares through a nominee, you will continue to own the same number of shares through that nominee. Nominees may, however, have different procedures, and stockholders holding shares in "street name" should contact their nominees.

     Effects on Directors, Officers and Affiliates

     Our officers, directors and affiliates will participate in the Reverse/Forward Stock Split to same extent as our other stockholders. We expect that, upon the completion of the Reverse/Forward Stock Split, the shares beneficially owned by our directors and executive officers will continue to comprise approximately 3.3% of the then issued and outstanding shares of our common stock. We expect that the percentage aggregate voting power of the directors and executive officers, after giving effect to the one hundred votes per share of the Series A-1 Convertible Preferred Stock, will remain approximately the same percentage as the percentage prior to the Reverse/Forward Stock Split.

     Upon termination of the registration of our common stock under the Exchange Act, our executive officers, directors and stockholders beneficially owning 10% or more of our common stock will no longer be required to report transactions in our common stock under the provisions of Section 16 of the Exchange Act.

     Effects on the Company

     If   consummated,   the   Reverse/Forward   Stock  Split  will  affect  the
registration of our common stock under the Exchange Act and our filing obligations with the Securities and Exchange Commission under the Exchange Act, as we intend to apply for termination of the registration of our common stock and the suspension of our filing obligations as soon as practicable after the Reverse/Forward Stock Split.

     The Reverse/Forward Stock Split will reduce significantly the number of our stockholders. The completion of the Reverse/Forward Stock Split and the suspension of our filing obligations with the Securities and Exchange Commission under the Exchange Act will render our common stock ineligible for listing or quotation on any stock exchange or other automated quotation system, including the OTC Bulletin Board, where our common stock is currently quoted. After the Reverse/Forward Stock Split, our common stock may be quoted in the Pink Sheets. No assurances, however, can be given that our common stock will be quoted in the Pink Sheets. Consequently, Continuing Stockholders should expect the public market for shares of our common stock to be eliminated or substantially reduced.

     We have no current plans to issue common stock or securities convertible into, or exercisable for, common stock after the Reverse/Forward Stock Split, other than pursuant to our existing Purchase Agreement with Medcare, outstanding warrants and options to purchase shares of our stock, if exercised, and grants of options to purchase our common stock to officers and directors previously approved by our Board of Directors. The options recently granted to certain officers and directors are subject to stockholder approval of an amendment to our existing stock option plan to increase the number of available shares under that plan, which stockholder approval we intend to seek following this Consent Solicitation. See "Interests of Certain Persons in Matters to be Acted Upon." We, however, reserve the right to issue shares of our common stock, or securities convertible into, or exercisable for, shares of our common stock, at any time and from time to time, at prices and on terms as the Board of Directors determines to be in our best interests. Continuing Stockholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future, unless those rights are specifically granted to the stockholders.

     While we have no present plan to do so, after this Consent Solicitation, we may, from time to time, repurchase shares of our common stock pursuant to an odd-lot repurchase program, private negotiated sale or other transaction. Whether or not we seek to purchase shares in the future will depend on a number of factors, including our financial condition, operating results and available capital at the time.

     No Change in Authorized Capital or Par Value

     After giving effect to the Reverse/Forward Stock Split, our authorized capital will remain at 130,000,000 shares, of which 120,000,000 is common stock and 10,000,000 is preferred stock. Additionally, the par value of the common stock will remain $0.0001 per share following consummation of the Reverse/Forward Stock Split. We intend to return all shares of common stock purchased by us from Cashed Out Stockholders to authorized, but unissued shares of common stock.

Alternatives to the Reverse/Forward Stock Split

     In making the determination to proceed with the Reverse/Forward Stock Split, the Board of Directors and the Strategic Initiatives Committee considered the potential feasibility of certain other alternative transactions, as described below:

     - Issuer Tender Offer. Our Board of Directors and the Strategic Initiatives Committee considered the feasibility of an issuer tender offer to repurchase the shares of our common stock. A principal disadvantage of this type of transaction relates to our ability or willingness to secure the financing needed to effect a tender offer in which there is full participation by stockholders. In addition, the going private rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, make it difficult to ensure that we would be able to significantly reduce the number of record stockholders. As a result of these disadvantages, our Board of Directors and the Strategic Initiatives Committee determined not to pursue this alternative.

     - Traditional Stock Repurchase Program. Our Board of Directors and the Strategic Initiatives Committee also considered a plan whereby we would periodically repurchase shares of our common stock on the open market at then current market prices. We rejected this approach because repurchasing enough shares from the numerous smaller stockholders in this manner to enable us to deregister under the Exchange Act would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

     - Odd-Lot Repurchase Program. Our Board of Directors and the Strategic Initiatives Committee also considered the feasibility of a transaction in which we would announce to our stockholders that we would repurchase, at a designated price per share, the shares of our common stock held by any stockholder who holds less than a specified number of shares (such as 100) and who offers those shares for sale pursuant to the terms of the program. A principal disadvantage of this approach, however, results from the voluntary nature of the program. In our case, in particular, there are not a sufficient number of odd-lot stockholders to reduce our stockholders of record below 300; so if even if we were successful, we would be required to take further action in order to be able to terminate the registration of our common stock under the Exchange Act. In terms of timing, this program, especially after giving effect to any extensions of deadlines for tendering into the program, would likely necessitate a longer time frame than that of a reverse stock split. As a result of these disadvantages, our Board of Directors and the Strategic Initiatives Committee rejected this alternative.

     - Reverse Stock Split. We considered effecting a reverse stock split at a ratio of 1-for-2,000, with cash payments to stockholders who would hold less than a whole share on a post-split basis. This alternative would also have the effect of reducing the number of stockholders, but would require us to account for, or cash out, outstanding fractional shares of Continuing Stockholders after the transaction, adding extra administration and repurchase costs to the transaction.

     - "Cash-Out" Merger. Our Board of Directors also considered the possibility that it might eliminate small stockholders by forming another entity and causing the Company to merge with and into that entity, with the new entity to be the survivor and with equity interests exchanged in a ratio that would have an effect similar to that of a reverse split. This approach was discarded because our Board of Directors did not perceive a significant need for a new entity, and the effect of this approach, as well as the other costs and benefits, were otherwise substantially similar to a reverse split.

     - Maintaining the Status Quo. Our Board of Directors and the Strategic Initiatives Committee also considered maintaining the status quo. In that case, we would continue to incur the expenses of being a public reporting company without enjoying the benefits traditionally associated with public company status. Our Board of Directors and the Strategic Initiatives Committee believe that maintaining the status quo is not in the best interests of our stockholders and rejected this alternative.

Fairness of the Transaction

     In order to evaluate the need for, and fairness of, this going private transaction, the Board of Directors created the Strategic Initiatives Committee, which consists of independent directors, Kenneth N. Elmgren (Chairman) and Douglas C. Williamson. The Strategic Initiatives Committee was given the authority to evaluate the appropriateness of a going private transaction, as well as the desired transaction structure, terms and conditions of any going private transaction. The Strategic Initiatives Committee was also given the authority to engage advisors to assist the committee members in this evaluation.

     Messrs. Elmgren and Williamson are "independent directors," as set forth by the definition contained in rules of the American Stock Exchange, the rules we have followed to determine independence. This determination was based on information known by the members of the Board of Directors and supplied by each of them for the purpose of this determination. Neither is currently, nor in the past three years has been, employed as an officer or employee of the Company or held any other relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Elmgren has served as one of our directors since May 2004. Mr. Williamson joined our Board of Directors in March 2005 in connection with the investment made by Medcare. Mr. Williamson was designated by Medcare as one its nominees to our Board of Directors pursuant to the Purchase Agreement that we entered into with Medcare on the date of its investment. Mr. Williamson, however, is not employed by, or an officer of, Medcare or its general partner.

     The Strategic Initiatives Committee also retained the services of an independent financial advisor, Hill Schwartz Spilker Keller LLC, to provide a written opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to the Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split. Hill Schwartz Spilker Keller LLC previously was engaged to provide, and did render, a fairness opinion with respect to the investment in us made by Medcare.

     The Board of Directors and the Strategic Initiatives Committee each believe that the Reverse/Forward Stock Split is in the best interests of, and is substantively and procedurally fair to, the stockholders of the Company, including both those stockholders who will have the right to receive cash for their holdings as a result of the Reverse/Forward Stock Split and those who will remain stockholders after the Reverse/Forward Stock. After studying the Reverse/Forward Stock Split and its anticipated effects on our stockholders, the Strategic Initiatives Committee unanimously recommended the transaction to our Board of Directors. Our Board of Directors unanimously approved the transaction and deemed it fair to all of our stockholders.

     Unlike many other reverse stock split transactions that have occurred recently, we chose not to utilize a multiple trading day average price as the barometer of the fair value of our common stock. Our Board of Directors and the Strategic Initiatives Committee believed that the market price was not necessarily an accurate indicator of "fair value" due to the limited trading in our common stock and instead chose a price that reflected a premium to the most recent common stock equivalent investment in us, as well recent market prices for our common stock. The Strategic Initiatives Committee then engaged a financial advisory firm to provide a fairness opinion with respect to that price. In this regard, the financial advisory firm performed various analyses to assess the fair value of that price. We were not obligated to take any of these actions, but took them in an effort to ensure that the Reverse/Forward Stock Split is fair to our Cashed Out Stockholders.

     Each of the Board of Directors and the Strategic Initiatives Committee considered the factors below in reaching its conclusion as to the substantive fairness of the Reverse/Forward Stock Split to our stockholders. The Board of Directors and the Strategic Initiatives Committee did not assign specific weight to the following factors in a formulaic fashion, but each did place special emphasis on the opportunity for minority stockholders to sell their holdings at a premium, as well as the significant cost and time savings for the Company.

Factors in Support of the Reverse/Forward Stock Split

     Opportunity for stockholders holding less than 2,000 shares of our common stock to sell their holdings at a premium. The Board of Directors and the Strategic Initiatives Committee determined that the consideration to be paid to stockholders receiving cash in lieu of fractional shares should include a premium over the most recent common stock equivalent investment in us, as well as recent market prices of the common stock. At the time the proposed Reverse/Forward Stock Split was first publicly announced in early May 2005, the $0.35 cash out consideration represented a premium of:

     o 40.0% over the common stock equivalent price of $0.25 per share paid by Medcare on March 1, 2005;

     o 6.1% over the closing price for the common stock on May 4, 2005, the day before the Board of Directors approved the Reverse/Forward Stock Split;

     o 38.9% over the average closing price for the one week period ended May 4, 2005;

     o 63.5% over the average closing price for the one month period ended May 4, 2005;

     o 98.1% over the average closing price for the three month period ended May 4, 2005;

     o 95.8% over the average closing price for the six month period ended May 4, 2005; and

     o 32.5% over the average closing price for the one year period ended May 4, 2005.

The Strategic Initiatives Committee recommended to the Board of Directors that $0.35 per share be the appropriate cash out price, and the Board of Directors adopted this recommendation. In the business judgment of the directors evaluating the cash out consideration, that price represented fair consideration and was a premium to the most recent common stock equivalent investment in us, as well as recent market prices for our common stock.

     The Board of Directors and the Strategic Initiatives Committee believe this consideration is fair to the Cashed Out Stockholders. There are no indications that, without effecting the proposed Reverse/Forward Stock Split, the market price for the common stock would meet or exceed the consideration being offered any time in the foreseeable future. The Board of Directors and the Strategic Initiatives Committee determined the Reverse/Forward Stock Split is fair to Cashed Out Stockholders, in part, because it provides them an opportunity to liquidate their holdings at a premium above the most recent common stock equivalent investment in us, recent market prices and average market price, without brokerage commissions, subject to the stockholder's agreement with its broker, dealer or other nominee. After considering the recommendation of the Strategic Initiatives Committee regarding the price to be paid to Cashed Out Stockholders and the fairness opinion rendered by the independent financial advisor with respect to that price, the Board of Directors accepted the Strategic Initiatives Committee's recommendation as to the consideration to be paid in connection with the Reverse/Forward Stock Split.

     The market price of our common stock has fluctuated since the public announcement of the proposed Reverse/Forward Stock Split. The closing price for our common stock on June [ ], 2005, the most recent practicable date, was $[ ] per share, as reported by the OTC Bulletin Board.

     The following table summarizes certain indications of value, including the aforementioned current and historical market prices of our common stock. The column labeled "Percentage Premium (Discount)" indicates the percentage premium (or discount) that the $0.35 cash out consideration represents in relation to the applicable indication of value.

                                  Value                                       Dollar           Percentage
                                                                              Amount            Premium
                                                                                               (Discount)
Market Closing Price as of May 4, 2005                                     $       0.330           6.1%
One-Month Average Market Closing Price                                     $       0.213          63.5%
One-Year Average Market Closing Price                                      $       0.264          32.5%
Two-Year Average Market Closing Price                                      $       0.711         (50.8)%

     Significant cost and time savings for the Company. By reducing the number of stockholders of record to below 300 and deregistering the common stock under the Exchange Act, we expect

     o to save approximately $340,000 per year in professional fees and expenses that we have expect to incur in the future in connection with the preparation and filing of reports required by the Exchange Act;

     o to save approximately $30,000 in expenses that otherwise would have been incurred in fiscal 2006 in connection with compliance with the internal control audit requirements of Section 404 of the Sarbanes-Oxley Act of 2002;

     o to save approximately $200,000 per year in expenses related to investor relations activities the we believe are necessary to respond to the public markets.

The termination of reporting obligations will also alleviate a significant amount of time and effort previously required of our executive officers to prepare and review these ongoing reports and filings. See "Reasons for the Reverse/Forward Stock Split" for a more detailed discussion of these cost savings.

     Ability to control decision to remain a holder of common stock or liquidate common stock. Another factor considered by the Board of Directors and the Strategic Initiatives Committee in determining the fairness of the transaction to stockholders is that current holders of fewer than 2,000 shares of common stock may elect to remain stockholders of the Company following the Reverse/Forward Stock Split by acquiring additional shares so that they own at least 2,000 shares of the common stock immediately before the Reverse/Forward Stock Split. Conversely, stockholders that own 2,000 or more shares of common stock who desire to liquidate their shares in connection with the Reverse/Forward Stock Split at the premium price offered may reduce their holdings to less than 2,000 shares by selling shares prior to the Reverse/Forward Stock Split. The Board of Directors and the Strategic Initiatives Committee consider the structure of the going private transaction to be fair to stockholders because it allows them a measure of control over the decision of whether to remain stockholders after the Reverse/Forward Stock Split or to receive the cash consideration offered in connection with the Reverse/Forward Stock Split. Stockholders, however, should be aware that an insufficient level of liquidity in the trading of our common stock may cause the purchase or sale of shares of our common stock to be difficult or impossible.

     No material change in percentage ownership of officers and directors. Because only an estimated 252,988 shares out of 24,669,105 shares of the common stock will be eliminated as a result of the Reverse/Forward Stock Split (based only on those shares of holders of record and NOBO stockholders to be cashed out and excluding any shares held by OBO stockholders to be cashed out), the percentage ownership of Continuing Stockholders will be approximately the same as it was prior to the Reverse/Forward Stock Split. For example, our officers and directors currently beneficially own approximately 3.3% and 100% of the outstanding common stock and Series A-1 Convertible Preferred Stock, respectively, and will beneficially own approximately 3.3% and 100% of the common stock and Series A-1 Convertible Preferred Stock, respectively, following completion of the Reverse/Forward Stock Split. One of directors, W. Thomas

Lyles, Jr., is the president and a limited partner of Medcare, which is the sole holder of the Series A-1 Convertible Preferred Stock, and is also the president of the general partner of Medcare. Therefore, Mr. Lyles is deemed to be a beneficial owner of the securities owned by Medcare. Mr. Lyles disclaims beneficial ownership of these securities, except to the extent to his pecuniary interest in those securities.

     The aggregate voting power of the officers and directors will remain approximately the same, as well. We believe that structuring the transaction in a manner that preserves the approximate percentage ownership of the Continuing Stockholders supports the fairness of the transaction to the stockholders.

Factors Not in Support of the Reverse/Forward Stock Split

     Substantial or complete reduction of public sale opportunities. Following the Reverse/Forward Stock Split, the deregistration of our common stock under the Exchange Act and the suspension of our filing obligations with the Securities and Exchange Commission under the Exchange Act, our common stock will be ineligible for listing or quotation on any stock exchange or other automated quotation system, including the OTC Bulletin Board, where our common stock is currently quoted. Our common stock, however, may be quoted in the Pink Sheets. No assurances, however, can be given that our common stock will be quoted in the Pink Sheets. Consequently, Continuing Stockholders should expect the public market for shares of our common stock to be eliminated or substantially reduced.

     Termination of publicly available information. Upon terminating the registration of our common stock and suspending our filing obligations under the Exchange Act, we will no longer file periodic, current and other reports with the Securities and Exchange Commission regarding our operations and financial results, which are currently available to the general public. Upon our suspension of filing reports with the Securities and Exchange Commission, investors seeking information about us will have to contact us directly to receive information. In this regard, our Board of Directors is currently contemplating a disclosure policy that provides investors with certain information concerning us. We may or may not adopt a policy for the dissemination of information or provide investors with information requested. While the Board of Directors and the Strategic Initiatives Committee acknowledge the circumstances in which the termination of publicly available information may be disadvantageous to our stockholders, these persons believe that the overall benefits to our stockholders of no longer being a public reporting company substantially outweigh the disadvantages, and, accordingly, we believe that the Reverse/Forward Stock Split is in the best interests of our stockholders.

     Possible significant decline in the value of the common stock. Because of the limited liquidity for the shares of our common stock, the termination of our obligation to make public financial and other information following the Reverse/Forward Stock Split and the deregistration of our common stock under the Exchange Act, and the diminished opportunity for our stockholders to monitor our management due to the lack of public information, Continuing Stockholders may experience a significant decrease in the value of their shares of our common stock or Series A-1 Convertible Preferred Stock in the foreseeable future.

     Inability to participate in any future increases in value of common stock. Cashed Out Stockholders will have no further financial interest in us with respect to their cashed out shares and, thus, will not have the opportunity to participate in any potential appreciation in the value of those shares. The Board of Directors and the Strategic Initiatives Committee determined that this factor does not make the transaction unfair to stockholders because those stockholders who wish to remain stockholders after the Reverse/Forward Stock Split can do so by acquiring additional shares so that they own at least 2,000 shares of our common stock immediately before the Reverse/Forward Stock Split. Stockholders who desire to purchase additional shares of our common stock should be aware that an insufficient level of liquidity in the trading of our common stock may cause this option to be difficult or impossible. Furthermore, the consideration offered for our common stock being cashed out in connection with the Reverse/Forward Stock Split reflects a premium over the current market value of those shares, based upon the most recent common stock equivalent investment in us and current market prices for our common stock.

     The Board of Directors and the Strategic Initiatives Committee believe that the factors mentioned above, when viewed together, support a conclusion that the Reverse/Forward Stock Split is fair to our stockholders because, under the proposed Reverse/Forward Stock Split:

     o Cashed Out Stockholders will receive an amount per share of common stock that represents a premium over both the most recent common stock equivalent investment in us and the recent market prices of our common stock;

     o smaller stockholders will have some measure of control over whether they remain stockholders after the Reverse/Forward Stock Split by acquiring additional shares so that they own at least 2,000 shares of our common stock immediately before the Reverse/Forward Stock Split; and

     o those stockholders who continue as stockholders following the Reverse/Forward Stock Split will maintain approximately the same percentage ownership that they had prior to the Reverse/Forward Stock Split.

     Furthermore, the Board of Directors and the Strategic Initiatives Committee believe that any detriment associated with the reduction in public information available regarding our operations and financial results will be offset by the savings in costs and management time expected to be realized from termination of our public reporting obligations.

                          OPINION OF FINANCIAL ADVISOR

     The Strategic Initiatives Committee selected the firm of Hill Schwartz Spilker Keller LLC, or the Financial Advisor, to provide a written opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split.

     Our Board of Directors previously engaged the Financial Advisor to render a fairness opinion with respect to the common stock equivalent purchase price for the investment made by Medcare in us in March 2005. Prior to that time, our Board of Directors was evaluating transactions, generally, to take us private. Our management held discussions with Medcare during negotiations of its investment regarding the possibility of taking actions to take us private. Medcare, however, advised our management that it desired that the Board of Directors reconsider the matter after it acquired voting control of us. In order to maximize the value of the work performed by the Financial Advisor in rendering a fairness opinion with respect the Medcare transaction, the Board of Directors engagement of the Financial Advisor provided that in event the Board of Directors considered, and decided to proceed with, an action to take us private, the Board of Directors, or a committee of the Board of Directors, could engage the Financial Advisor to render a fairness opinion with respect to the going private transaction for a fixed fee of $25,000. In order for that fee to be effective, the Financial Advisor required that a fairness opinion with respect to a going private transaction be requested and issued within 120 days of the issuance of its fairness opinion relating the Medcare transaction. The Financial Advisor issued its fairness opinion with respect to the Medcare transaction on February 25, 2005, and we paid the Financial Advisor a fee of $75,000 for its services in rendering that opinion. On April 14, 2005, the Strategic Initiatives Committee engaged the Financial Advisor to render an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split. As a result, we agreed to pay the Financial Advisor a fixed fee of $25,000 for this opinion, which is not contingent upon the completion of the Reverse/Forward Stock Split. In addition, we agreed to indemnify the Financial Advisor and its personnel from and against certain claims, liabilities, obligations, costs and expenses arising out of or relating to its engagement and any related transactions.

     None of the Financial Advisor's employees has any known financial interest in the assets or equity of the Company or the outcome of the engagements. No compensation received, or to be received, by the Financial Advisor is based on or is contingent on the results of the Financial Advisor's engagement.

     The method of selecting the Financial Advisor involved the identification of possible financial advisory firms by the Chief Financial Officer of the Company and the Board of Directors, and the review by the Board of Directors of materials regarding those firms and the types of financial advisory services offered by them. The Board of Directors selected the Financial Advisor over the other financial advisory firms considered because it possessed the qualifications sought by the Board of Directors, namely experience with companies similar to the Company, experience with transactions contemplated by the Company, and the ability to work within the expected timeframe and price.

     On May 5, 2005, the Financial Advisor made a presentation and provided to the Strategic Initiatives Committee and the Board of Directors a written opinion that, as of that date, the per share cash consideration payable to holders of outstanding common stock who will hold less than one whole share immediately following the proposed reverse stock split is fair, from a financial point of view. The fairness opinion addressed only the fairness, from a financial point of view as of the date of the opinion, of the consideration to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split, and does not address any other aspect of the Reverse/Forward Stock Split or constitute a recommendation to any holder of our common stock or as to how to vote their shares. In addition, the fairness opinion does not address the relative merits of the Reverse/Forward Stock Split or the other business strategies that the Board of Directors or the Strategic Initiatives Committee considered, nor does it address the decisions of the Board of Directors or the Strategic Initiatives Committee to recommend or proceed with the Reverse/Forward Stock Split.

     The Strategic Initiatives Committee recommended to the Board of Directors the cash consideration to be paid to Cashed Out Stockholders in lieu of fractional shares, which recommendation was subsequently adopted by the Board of Directors. The Financial Advisor was not engaged to recommend, nor did it recommend, the consideration to be paid to Cashed Out Stockholders in lieu of fractional shares. Rather, the Financial Advisor provided a written opinion with respect to the fairness, from a financial point of view, of the consideration, as determined by the Board of Directors, to be paid to Cashed Out Stockholders in lieu of issuing any fractional shares resulting from the Reverse/Forward Stock Split.

     The description of the fairness opinion and its analyses are only summaries. Holders of our common stock are urged to, and should, read the financial opinion in its entirety. The fairness opinion of the Financial Advisor is attached as Annex D to this Notice and Consent Solicitation Statement.

     The Board of Directors and the Strategic Initiatives Committee have each expressly adopted the analyses and conclusions of the Financial Advisor contained in its fairness opinion.

     In connection with preparing the fairness opinion, the Financial Advisor conducted such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, it employed the following procedures in performing its analysis:

          (i) reviewed certain publicly available financial statements and other business and financial information of the Company;

          (ii) reviewed certain information relating to the business, earnings, cash flow, assets and prospects of the Company furnished by the Company;

          (iii) conducted discussions and correspondence with management of the Company concerning the Company's past and current operations and financial condition and the prospects of the Company;

          (iv)      discussed  certain  strategic,   financial  and  operational
                    benefits anticipated from the Reverse/Forward Stock Split with the Chairman of the Strategic Initiatives Committee;

          (v) reviewed certain financial forecasts of the Company prepared by the Company, and certain sensitivity cases prepared based on discussions with management of the Company;

          (vi) reviewed the impact of the Reverse/Forward Stock Split on the Company's capitalization;

          (vii) reviewed the reported prices and trading activity for Company common stock;

          (viii) compared the financial performance of the Company and the prices and trading activity of Company common stock with that of certain other comparable publicly-traded companies and their securities;

          (ix)      reviewed  the  financial   terms,  to  the  extent  publicly
                    available, of certain comparable transactions;

          (x) reviewed the materials prepared by the Strategic Initiatives Committee and certain related documents;

          (xi) reviewed the due diligence conducted by the Strategic Initiatives Committee prior to its recommendation of the Reverse/Forward Stock Split, as summarized in the materials prepared by the committee; and

          (xii) performed such other analyses and considered such other factors as it deemed appropriate.

     In arriving at its opinion, the Financial Advisor relied upon the accuracy and completeness of all information supplied or otherwise made available to it or publicly available, and has not assumed any responsibility for independently verifying the accuracy or completeness of any that information. The Financial Advisor relied upon the management of the Company, without independent verification, as to the reasonableness and achievability of the financial and operating forecasts, projections and probabilities (and the assumptions and basis therefor) provided to it. The Financial Advisor has assumed that those forecasts, projections and probabilities have been reasonably prepared on basis reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company. The Financial Advisor relied upon, without independent verification, the assessment by the management of the Company of:

     o the financial, strategic and other benefits expected to result from the Reverse/Forward Stock Split,

     o    the ability to retain and hire key employees of the Company, and

     o the validity of, and risks associated with, the Company's existing and future technologies, intellectual property, products, services and business models, including the timing and scope of any associated risks or benefits.

The Financial Advisor's opinion is based upon market, economic, financial and other conditions as they existed and can be evaluated as of the date of the opinion. The Financial Advisor does not have any obligation to update, revise or reaffirm its opinion. The Financial Advisor has assumed that there has been no material change in the Company's financial condition, results of operations, business or prospects since the date of the last financial statements available to it. The Financial Advisor did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, nor was it furnished with any appraisals. In rendering its opinion, it did not consider the impact of changes in the regulatory environment in which the Company operates.

     The following is a summary of the material financial analyses performed by the Financial Advisor in connection with the preparation of its opinion. Some of these summaries include information in tabular format. In order to understand fully the financial analyses the Financial Advisor used, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

     Analysis of the Financial Position of the Company. The Financial Advisor considered the financial position of the Company as it existed as of May 5, 2005. The Financial Advisor noted that the Company had received a recent cash infusion and additional funding commitments from Medcare, which had allowed the Company to pay off its interest-bearing debt obligations, pay a sizable liability insurance premium, pay patent fees and otherwise continue its operations. As of April 30, 2005, the Company had a cash balance of approximately $5.2 million.

     Impact on Capitalization of the Company. The Financial Advisor reviewed the impact that the Reverse/Forward Stock Split will have on the capitalization of the Company. It noted that approximately 510 stockholders (240 stockholders of record and 270 brokerage accounts) will hold fractional shares after the reverse stock split, resulting in approximately 354,000 pre-split shares being liquidated by the Company at an estimated cost of $124,000 plus transaction costs of $100,000, based on estimates provided by the Company in April 2005.

     Historical Share Price Analysis. The Financial Advisor reviewed the historical trading prices and daily trading volume for Company common stock for the twelve month period ended May 4, 2005, the last trading day prior to the date of its opinion. The Financial Advisor noted that, during the same twelve month period, the closing price per share of Company common stock ranged from $0.09 to $0.73. It also noted that the average daily trading volume of Company common stock was less than 25,000 shares for the twelve month period ended May 4, 2005, and that greater than 30% of the trading days had zero shares traded.


                                 Daily Closing Price              Daily
         Period From     ------------------------------------     Volume
          5/4/05         High          Low           Average      Average

         1 week         $0.33         $0.21           $0.25       43,276
         1 month        $0.33         $0.18           $0.21       23,835
         3 months       $0.33         $0.09           $0.18       34,425
         6 months       $0.33         $0.09           $0.18       30,468
        12 months       $0.73         $0.09           $0.26       22,213

     The Financial Advisor noted that the closing price per share of Company common stock as of May 4, 2005, was $0.33 (a one-day increase of 26.9%) and that the average closing price for the latest week and latest month was $0.25 and $0.21 per share, respectively. It further noted that the trading volume on May 4, 2005, was less than 0.2% of the aggregate shares outstanding (preferred and common). In such situations of very low trading volumes, the Financial Advisor believes that it is common to place more confidence in average trading prices rather than the latest closing price. It noted also that the consideration from the Reverse/Forward Stock Split was $0.35 per share (pre-split). This analysis indicated that the pre-split price per share of common stock to be paid by the Company pursuant to the Reverse/Forward Stock Split represented:

     o 40.0% over the common stock equivalent price of $0.25 per share paid by Medcare on March 1, 2005;

     o 6.1% over the closing price for the common stock on May 4, 2005, the day before the Board of Directors approved the Reverse/Forward Stock Split;

     o 38.9% over the average closing price for the five trading day period ended May 4, 2005;

     o 63.5% over the average closing price for the one month period ended May 4, 2005;

     o 98.1% over the average closing price for the three month period ended May 4, 2005;

     o 95.8% over the average closing price for the six month period ended May 4, 2005; and o 32.5% over the average closing price for the one year period ended May 4, 2005.

     Comparable Go Private Premium Analysis: The Financial Advisor reviewed and analyzed certain publicly announced transactions whereby a public company was taken private. All of the observed transactions were announced or closed in the two years prior to May 5, 2005, and involved either the purchase of 100% of the company's stock by a private entity or the purchase of most or all of the company's stock by a private group via a tender offer, after which the target company ceased to exist as a public entity. Of the 45 transactions observed by the Financial Advisor, four involved purchases by existing stockholders, all four of which owned minority interests of less than 20%. In all but one of the 45 transactions, a premium ranging from 2% to 336% was paid over the unaffected public trading price of the company's stock, as determined by Mergerstat. The average premium was 59% and the median premium was 39%. The Financial Advisor also reviewed additional studies that showed that premiums paid for acquiring a minority interest in a company (such as that proposed by the Reverse/Forward Stock Split) are historically lower than premiums paid for a controlling or 100% interest in a company. The Financial Advisor noted that the price consideration in the Reverse/Forward Stock Split was a 40% premium over the recent Medcare investment common stock equivalent price and a 39% premium over the average closing price for the five trading day period ended May 4, 2005.

     Comparable Company Analysis. The Financial Advisor reviewed and analyzed certain public market trading multiples for companies similar to the Company from a size and business mix perspective. Since the comparable companies analyzed had little or no sales and negative earnings, the multiples analyzed for these companies were limited to multiples of book value of assets and capital. The multiples analyzed included the aggregate market value of invested capital, or MVIC (defined as public market value of equity plus total book value of debt, total book value of preferred stock and minority interest), divided by book value of cash, MVIC divided by book value of total assets, and MVIC divided by book value of invested capital, or BVIC (defined as book value of equity plus total book value of debt, total book value of preferred stock and minority interest). The Financial Advisor calculated the financial multiples and ratios based on publicly available financial data as of May 3, 2005. For purposes of the Financial Advisor's analysis, it identified the following six publicly traded corporations in the early-stage medical device industry:

                                                Status of
                                    Ticker     FDA Approval        Description
        -------------------------------------------------------------------------------------------------------
        CABG Medical                 CABG     Not yet approved     Artificial coronary artery bypass graft
        Nephros                       NEP     Not yet approved     Device that replaces kidney function
        Northfield Laboratories      NFLD        Phase III         Alternative to transfused blood
        ReGen Biologics              RGBI        Approved          Implant designed to regenerate knee tissue
        Longport                     LPTI        Approved          High resolution ultra sound imaging
        BioTime                       BTX      Some approved       Blood replacement solutions

     A summary of the range of market trading multiples observed are set forth below:

                                                 MVIC/
                                    MVIC/        Total         MVIC/
                                    Cash         Assets        BVIC
        ------------------------------------------------------------
        CABG Medical                2.5           2.4           2.4
        Nephros                     3.8           3.0           3.8
        Northfield Laboratories     3.7           3.7           3.7
        ReGen Biologics             5.7           5.5           6.0
        Longport                    9.8           3.4          10.2
        BioTim                      8.2           7.6            NM

        Mean                        5.6           4.3           5.2
        Median                      4.7           3.5           3.8

        Refocus Group               2.8           2.6 (1)       2.4

     (1) MVIC/total Assets for the Company was computed excluding the book value of the intangible patent costs and non-compete agreement.

     Using these ranges of multiples, the Financial Advisor calculated an implied valuation range for the Company by applying the selected ranges of multiples to the applicable Company financial statistic based on information publicly available. Based on this analysis, the Financial Advisor calculated an implied valuation range for Refocus common stock of $0.21 to $0.32 per share.

     Although the foregoing companies were compared to the Company for purposes of this analysis, the Financial Advisor noted that no company utilized in this analysis is identical to the Company because of the differences between the operations, business mix, stage of development and other characteristics of the Company and the comparable companies. In evaluating the comparable companies, the Financial Advisor made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and the industry generally.

     Precedent Transactions Analysis. The Financial Advisor compared publicly available information for selected transactions to the relevant financial statistics for the Company based on publicly available information. The group of transactions consisted of four selected medical device transactions. For each transaction, it analyzed, as of the announcement date of each transaction, the multiples implied by the transaction equity value divided by the aggregate value to the acquired company's total assets. It applied the selected range of multiples to the Company's total assets (adjusted to remove the book value of the intangible patent costs and non-compete agreement). The following table sets forth the acquisition transactions that were reviewed in connection with this analysis and their corresponding transaction multiples:

                                                                        Sale Price/
                                                                           Total
       Buyer                             Seller                           Assets
       -----------------------------     -------------------------     -----------
       Conceptus                         Microgyn                          18.1
       Cardiac Science                   Cadent Medical Corp               30.2
       Inverness Medical Technology      Integ Incorporated                 6.1
       Haemonetics Corp                  Transfusion Technologies           1.5

                                         Mean                              14.0
                                         Median                            12.1

     The Financial Advisor then derived from these selected transactions a reference range of total asset multiples of 2.0x to 3.5x. In applying this range of multiples to the Company's total assets (as adjusted) based on publicly available information, it calculated an implied valuation range for Company common stock of $0.19 to $0.36 per share.

     The Financial Advisor noted also that the merger and acquisition environment varies over time because of macroeconomic factors, including interest rate and equity market fluctuations, and microeconomic factors, including industry results and growth expectations. It further noted that no company or transaction reviewed was identical to the Reverse/Forward Stock Split and that, accordingly, these analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the Company and other factors that would affect the acquisition values in the comparable transactions, including the size and demographics and economic characteristics of the markets of each company and the competitive environment in which it operates.

     Discounted Cash Flow Analysis. Based on projections prepared by management of the Company, the Financial Advisor performed a seven year discounted cash flow analysis of the after-tax unlevered net cash flows derived from the Company for the years beginning May 1, 2005 through April 30, 2012, which included the assumed funding of all the future investment commitments. It performed this analysis based on the following projections:

     o financial forecasts and estimates provided by management of the Company;

     o a downside case reflecting an assumed one-year delay in receiving final approval from the U.S Food and Drug Administration with respect its devices and treatment for presbyopia, and

     o    an  upside  case  assuming  10%  higher  revenues  than   management's
          forecast.

The Financial Advisor estimated a range of terminal values calculated as of April 30, 2012, based on a forward growth rate of 10% and discount rates ranging from 40% to 45%. It then discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 40% to 45%. It also made an adjustment for the non-controlling (minority) status of the shares subject to liquidation in the Reverse/Forward Stock Split.

     Based on the aforementioned projections and assumptions, the discounted cash flow analysis of the Company yielded an implied valuation range of:

                                          Implied Value Range per Share of
                                                 Company Common Stock
                                        -------------------------------------
Management Estimates                     $0.33 - $0.52      $0.23 - $0.36
--------------------------------------- -------------------------------------

Downside Case                            $0.26 - $0.42      $0.18 - $0.30
--------------------------------------- -------------------------------------

Upside Case                              $0.41 - $0.63      $0.29 - $0.44
--------------------------------------- -------------------------------------


     In addition to the preceding financial analyses, the Financial Advisor reviewed the due diligence conducted by the Strategic Initiatives Committee prior to its recommendation of the Reverse/Forward Stock Split, as summarized in its report, to the Board of Directors.

     In connection with the review of the Reverse/Forward Stock Split by the Strategic Initiatives Committee and the Board of Directors, the Financial Advisor performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, this type of opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, the Financial Advisor did not attribute any particular weight to any analysis or factor it considered, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, the Financial Advisor believes that the summary provided and the analyses described above must be considered as a whole and that considering any portion of those analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its analyses and opinion. In performing its analyses, the Financial Advisor made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth. The analyses performed were prepared solely as part of the Financial Advisor's analyses of the fairness of the consideration to be paid by the Company to the Cashed Out Stockholders pursuant to the terms of the Reverse/Forward Stock Split, from a financial point of view, and were prepared in connection with the delivery of its opinion, dated May 5, 2005, to the Board of Directors.

     The Strategic Initiatives Committee recommended to the Board of Directors that $0.35 per share be the cash-out price, and the Board of Directors adopted that recommendation in setting the cash-out price at $0.35. The Financial Advisor's fairness opinion was only one of many factors considered by the Board of Directors and the Strategic Initiatives Committee in their evaluation of the Reverse/Forward Stock Split and should not be viewed as determinative of the views of the Board of Directors or the Strategic Initiatives Committee with respect to the Reverse/Forward Stock Split or the consideration to be paid to Cashed Out Stockholders in lieu of fractional shares.

                           GENERAL CONSENT INFORMATION

Q:        Who is soliciting my written consent?

A: We--the Board of Directors of Refocus Group, Inc.-- are sending you this Consent Solicitation Statement in connection with our solicitation of written consents to take the Company private through the adoption of amendments to the Company's Certificate of Incorporation. Certain of our officers and employees also may solicit written consents on our behalf by mail, email, phone, fax or in person.

Q:        Why are you soliciting my written consent and what am I consenting to?

A. We are soliciting your written consent to take the Company private through amendments to the Company's Certificate of Incorporation. The amendments to the Company's Certificate of Incorporation will effect a reverse/forward stock split of the Company's outstanding common stock, whereby the Company will initially effect a 1-for-2,000 reverse stock split, such that stockholders owning less than 2,000 shares of common stock immediately prior to the reverse stock split will have such shares canceled and converted into the right to receive the cash consideration, without interest, of $0.35 per share (pre-reverse split). The reverse stock split will then immediately be followed by a 2,000-for-1 forward stock split. We are requesting these amendments to reduce the number of stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under
          Section 12(g) of the Securities Exchange Act of 1934 and suspend our filing obligations under Section 15(d) of the Securities Exchange Act of 1934. This will mean that we will no longer be required to file periodic, current and other reports with the Securities and Exchange Commission, and we will no longer be classified as a public company.

Q:        Who is paying for this solicitation?

A: We will pay for the solicitation of written consents. We also will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable charges and expenses to forward our consent materials to the beneficial owners of our common stock.

Q.        What is a written consent?

A. Section 228 of the Delaware General Corporation Law states that, unless otherwise provided in the Certificate of Incorporation, any action that may be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if consents in writing setting forth the action so taken shall be signed by the holders of the outstanding shares, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the Company or an officer or agent of the Company. The Company's Certificate of Incorporation does not prohibit, and the Company's Bylaws expressly permit, the stockholders of the Company to take action by written consent.

Q:        Who can provide a written consent?

A: Stockholders of record of our common stock and our Series A-1 Convertible Preferred Shares at the close of business on [ ], 2005, are entitled to provide their written consent. Each holder of common stock is entitled to provide a consent for each share of common stock owned. Each holder of Series A Preferred Stock is entitled to provide a consent for each share of common stock into which the Series A Convertible Preferred Stock is convertible, which currently is 100 shares of common stock per share Series A Convertible Preferred Stock.

Q.        How do I provide my written consent?

A.        In order to provide your written consent:

          o check the box on the consent card that corresponds with how you wish to act;

          o         sign and date the consent card; and

          o deliver the consent card to the Company's transfer agent, which is:

                         Securities Transfer Corporation
                         2591 Dallas Parkway, Suite 102
                               Frisco, Texas 75034
                           Attention: Proxy Department

Q:        How do written consents work?

A: The Board of Directors of the Company is asking you to consent to the proposed action to be taken. You may consent to, withhold your consent to, or abstain from consenting to, the action requested to be taken.

          If you sign and return the enclosed consent card but do not specify how you wish to act, your shares will be counted FOR the adoption of the amendments to the Company's Certificate of Incorporation.

          You may receive more than one consent card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you wish to act. To be sure that all of your shares are counted, we encourage you to respond to each request you receive.

Q.        How do I revoke a consent?

A. Consents, once dated, signed and delivered to the Company, will remain effective unless and until revoked by written notice of such revocation dated, signed and delivered to the Company at the address set forth in the section titled "Additional Information and Questions" on or before [ ], 2005, or until the Company receives unrevoked written consents from stockholders holding the requisite number of shares entitled to vote on, and approve, these matters.

Q. Will I consent to the proposed action to be taken if I don't sign a consent card?

A. No, you will not provide your written consent to the adoption of the amendments to the Certificate of Incorporation if you do not sign, date and deliver a consent card. Under certain circumstances, shares that you own that are held by a broker may be acted upon even if you do not provide instructions to the broker. Brokerage firms have the authority to act with respect to customers' shares on certain "routine" matters. The adoption of the amendments to the Certificate of Incorporation are not considered to be "routine" matters. Therefore, your broker does not have the authority to consent or withhold consent to the adoption of the amendments to the Certificate of Incorporation. If you fail to provide the broker with instructions on how to act, the broker will be required to submit a consent card without specifying how you wish to act with respect to this matter, which will result in a "broker non-vote."

Q.        How many stockholders' written consents are needed for approval?

A. Receipt of written consents in favor of the proposed amendments from that number of stockholders who, in the aggregate, own a majority of the shares of Company common stock entitled to vote on the matter (including shares of preferred stock that vote with our shares of common stock on an "as converted" basis) on the record date is required to approve the adoption of the amendments to the Certificate of Incorporation. On [ ], 2005, the record date, we had 24,669,105 shares of common stock, $0.0001 par value per share outstanding. We also had outstanding 280,000 shares of Series A-1 Convertible Preferred Stock, which can vote on an as-converted basis, giving the holder of the Series A-1 Convertible Preferred Stock the equivalent of 28,000,000 votes, which represents 53% of the shares entitled to vote. If the Series A-1 Convertible Preferred stockholder chooses to vote in favor of the amendments to the Company's Certificate of Incorporation, the Company will have the requisite number of votes needed to effect the Reverse/Forward Stock Split. The holder of all outstanding Series A-1 Convertible Preferred Stock has indicated that it intends to vote in favor of the amendments to the Company's Certificate of Incorporation, but has not made any formal commitment, nor is it bound, to do so.

          The withholding of a consent, abstentions, broker non-votes or failure to deliver a consent card will have the effect of a vote against the adoption of the amendments to the Certificate of Incorporation.

Q:        When will approval occur?

A: The amendments to the Certificate of Incorporation will be approved when and if, prior to [ ], 2005, the Company holds unrevoked written consents of stockholders approving the adoption of the amendments to the Certificate of Incorporation from the holders of a majority of the shares that are entitled to vote on the record date. The Reverse/Forward Stock Split, if approved, will in no event, however, be effected prior to the 20th day following the date of this Consent Solicitation Statement.

Q:        Do I have appraisal rights?

A: No. Stockholders who abstain from consenting with respect to the adoption of the amendments to the Certificate of Incorporation, who withhold consent to the adoption of the amendments to the Certificate of Incorporation or who do not deliver a consent card, do not have the right to an appraisal of their shares of common stock or any similar dissenters' rights under applicable law.

                  PROPOSAL NO. 1 - REVERSE/FORWARD STOCK SPLIT

            Summary and Structure of the Reverse/Forward Stock Split

     The Board of Directors has authorized the Reverse/Forward Stock Split and recommends the transaction for your approval. The Reverse/Forward Stock Split consists of a 1-for-2,000 reverse stock split, such that stockholders owning less than 2,000 shares of common stock immediately prior to the reverse stock split will have those shares canceled and converted into the right to receive the cash consideration, without interest, of $0.35 per share (pre-split). The reverse stock split will then immediately be followed by a 2,000-for-1 forward stock split. The Reverse/Forward Stock Split is intended to take effect on the date we file with the Secretary of State of the State of Delaware Certificates of Amendment to our Certificate of Incorporation, or on any later date that we may specify in those Certificates of Amendment, or the Effective Date. In no event, however, will the Effective Date be prior to the 20th day following the date of this Consent Solicitation Statement. At 6:00 p.m., local time, on the Effective Date, we will effect a 1-for-2,000 reverse stock split of our common stock, pursuant to which a holder of 2,000 shares of the common stock immediately prior to the reverse stock split will hold one share of our common stock immediately after the reverse stock split. Any stockholder owning 2,000 or more shares of the common stock immediately prior to the reverse stock split will receive one-two thousandth of a share of our common stock for each share owned immediately prior to the reverse stock split. Any stockholder owning less than 2,000 shares of our common stock immediately prior to the reverse stock split will have his stock ownership converted into a right to receive cash in the amount of $0.35 per share on a pre-split basis in exchange for the resulting fractional share and will no longer be a stockholder of us. At 6:01 p.m. on the Effective Date (and after the completion of the reverse stock split), we will effect a 2,000-for-1 forward stock split of our common stock, pursuant to which a stockholder owning one or more shares of our common stock immediately before the forward stock split (and after the reverse stock split) will receive 2,000 shares of common stock for each share of that common stock, as adjusted on a pro rata basis for any fractional shares.

     The Board of Directors has set the cash consideration to be paid to the stockholders who own less than one whole share of our common stock after giving effect to the reverse stock split, in accordance with the terms set forth in this Consent Solicitation Statement, at $0.35 per share of common stock (pre-split). The Board of Directors made this determination in good faith, based upon the recommendation of the Strategic Initiatives Committee, a fairness opinion prepared by the Financial Advisor and other factors the Board of Directors and the Strategic Initiatives Committee deemed relevant. The Company currently estimates that stockholders owning less than one whole share of our common stock after giving effect to the reverse stock split will receive cash consideration for their cancelled shares within approximately three weeks after the Effective Date. Receipt of the cash consideration is subject to the stockholder tendering the certificate representing those shares, together with the letter of transmittal and other required materials, to our transfer agent.

     In order to complete the Reverse/Forward Stock Split, a majority of shares of our common stock entitled to vote on the matter (including shares of preferred stock that vote with our shares of common stock on an "as converted" basis) must adopt the Certificates of Amendment to our Certificate of Incorporation. Shares of our Series A-1 Convertible Preferred Stock outstanding are entitled to vote on an as-converted basis at a ratio of a one hundred votes for every share. The Board of Directors has retained for itself the absolute authority to reject (and not implement) the Reverse/Forward Stock Split (even after its approval) if it subsequently determines that the Reverse/Forward Stock Split, for any reason, is not then in the best interests of our stockholders. These reasons may include any change in the nature of our stockholdings prior to the Effective Date that would result in us being unable to reduce the number of stockholders of record to below 300 as a result of the Reverse/Forward Stock Split. The proposed Certificates of Amendment to our Certificate of Incorporation are set forth in Annex A to this Notice and Consent Solicitation Statement.

     The Reverse/Forward Stock Split is considered to be a "going private" transaction, as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, because it is intended to, and, if completed, will likely terminate the registration of the common stock under Section 12(g) of the Exchange Act and suspend the Company's duty to file periodic reports with the Securities and Exchange Commission under Section 15(d) of the Exchange Act. In connection with the Reverse/Forward Stock Split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the Securities and Exchange Commission.

Consent Required for Approval

     Delaware law and our Certificate of Incorporation, as amended, require the receipt of affirmative consents to the proposal from the holders of at least a majority of shares of Company common stock entitled to vote on the matter (including shares of preferred stock that vote with our shares of common stock on an "as converted" basis). Shares of our Series A-1 Convertible Preferred Shares are entitled to vote on an as converted basis, at a ratio of one hundred votes per share, on all matters submitted to holders of our common stock, including this proposal. Approval of the amendments to the Company's Certificate of Incorporation will initially effect a 1-for-2,000 reverse stock split of our common stock and a corresponding 2,000-for-1 forward stock split. If you do not vote your shares, it will have the same effect as submitting a consent "against" the proposal.

     The proposal to approve the Reverse/Forward Stock Split is a "non-discretionary" item, meaning that brokerage firms cannot vote shares in their discretion on your behalf if you have not given the broker instructions to vote your shares held in "street" name. Accordingly, shares held in street name that have been designated by brokers on consent cards as not submitted with respect to the proposal will not be counted as votes submitted in favor of the proposal and, as a result, will have the same effect as a vote against it.

     As of the Record Date, our directors and executive officers beneficially owned a total of 814,436 (approximately 3.3%) of the outstanding shares of our common stock entitled to submit a consent and 280,000 (100%) of the shares of Series A-1 Convertible Preferred Shares entitled to vote on an as-converted basis. The Series A-1 Preferred Stock possess 100 votes per share. As a result, Medcare, the sole holder of shares of our Series A-1 Convertible Preferred Stock, is the beneficial owner of 53% of our outstanding voting stock. It is anticipated that our directors and executive officers and Medcare will vote in favor of the proposal, thereby causing the proposal to be approved by the requisite stockholder vote under Delaware law. Medcare, however, has not made any formal commitment, and is not bound, to vote in favor of the proposal. One of directors, W. Thomas Lyles, Jr., is the president and a limited partner of Medcare and is also the president of the general partner of Medcare. Therefore, Mr. Lyles is deemed to be a beneficial owner of the securities owned by Medcare. Mr. Lyles disclaims beneficial ownership of these securities, except to the extent to his pecuniary interest in those securities.

     In no event, however, will the Reverse/Forward Stock Split, if approved, be effected prior to the 20th day following the date of this Consent Solicitation Statement.

Background of the Reverse/Forward Stock Split

     Since early 2004, we have been considering various strategic initiatives to provide us with equity financing in order to continue with our business plan. Due to our unsuccessful attempts to obtain financing, we significantly reduced our operations in the first quarter of 2004. During this time, our management and Board of Directors examined periodic reports containing projections of our cash resources. By July 2004, our remaining cash was nearly exhausted, and we began considering the possibility of ceasing operations.

     We considered the reasons why our attempts to obtain equity financing were unsuccessful. Potential equity investors cited our falling stock price and the lack of liquidity in our stock due to light trading volumes as key factors in their lack of interest. Also, potential buyers objected to our public reporting status due to the associated costs and risks to the prices of our common stock.

     Management then considered a corporate restructuring, whereby an investor group would acquire a majority of our equity, or a bankruptcy filing followed by a post-filing financing. To discuss these matters in more detail, a meeting was held on July 21, 2004, with several of our directors and our outside general counsel. At this meeting, our discussion centered on the idea that equity investors were still a possibility if we decided to cease being a public company. While we were continuing in our pursuit of a wide range of financing sources, we decided to analyze the possibility of going private to suit potential private equity investors.

     In late  July and early  August  2004,  management  and our  outside  legal counsel had several discussions concerning the Securities and Exchange Commission's rules on deregistration and the requirements for the delisting of our common stock from public quotation systems. We noted that we had a contractual and regulatory obligations to remain a public reporting entity through December 23, 2004 and December 31, 2004, respectively.

     On August 9, 2004, the Board of Directors held a meeting to formally discuss these matters. Management reported that discussions had been held with a new investment banker who believed equity funding could be obtained, provided that we would commit to attempt a going private transaction. The directors were briefed on the steps that could be taken to cease our obligations as a public reporting entity. The costs directly associated with our public reporting status were reported to exceed $500,000 for the previous twelve month period. The Company's other efforts to obtain financing were continuing, including a non-exclusive engagement agreement with a separate investment banker that was assisting with a proposed private placement under the existing public reporting operating approach.

     On August 16, 2004, another meeting of the Board of Directors was held during which management proposed we enter a non-exclusive engagement agreement with an investment banker that would pursue new equity investors that might be interested in a controlling interest in us, provided we would then commit to take action to go private. The directors discussed a going private transaction at great length. After deciding that all sources of financing should be pursued, the Board of Directors authorized the engagement. At a meeting of the Board of Directors on August 23, 2004, management presented a "Go Private Plan," which outlined the principal steps in a process to take the Company private.

     Throughout the remainder of August and September, we pursued the following financing alternatives: strategic partners with whom we could license our technology, a private placement of equity using an investment banker, a sale of the controlling interest, and a transaction in which we would commit to pursue a going private transaction. None of these efforts met with success. By early October, several insiders and existing major investors made a $500,000 bridge loan to the Company that permitted it to temporarily continue operations at minimum activity levels.

     In late November, management met with a potential investor through Mr. Doug Williamson, who conducted initial due diligence on behalf of that potential investor. After a month of due diligence, Medcare expressed an interest in making an investment us. At this time, Medcare wanted to explore the going private process, but had not determined whether going private would be a criterion for potential investment. In response to this interest, our outside general counsel prepared a detailed review of the process and filing requirements necessary in the first few weeks of 2005.

     By mid-January 2005, equity funding by Medcare appeared to be the most likely of the Company's financing alternatives. All of our potential investors, including Medcare, had been advised that we required funding by the end of January to continue operations. Medcare agreed and provided a bridge loan of $500,000 on January 27, 2005. The bridge loan arrangement was accompanied by a term sheet for a much larger secured debt financing to be provided by Medcare within a few weeks. The investment likely would result in Medcare taking control of us. Neither the bridge loan agreement nor the debt term sheet required us to commit to a going private transaction. Nevertheless, Medcare continued to express interest in the privatization strategy, citing its belief that we would be better served if our management's time was focused on our core business rather than public reporting matters.

     At a meeting of the Board of Directors on February 18, 2005, the Board of Directors was advised that another initial proposal had been received from a different investor, and this proposal for equity financing also included a change of control. During the next two weeks, discussions with both investors continued, and, ultimately, the new investor's proposal induced Medcare to favorably amend its offer. On February 25, 2005, the Board of Directors met to evaluate both offers with the understanding that new financing was needed by March 1, 2005. After extensive discussions, the directors voted unanimously to accept the amended proposed offer from Medcare. On March 1, 2005, the Company sold Series A-1 Convertible Preferred Stock and a warrant to purchase Series A-2 Convertible Preferred Stock to Medcare for $7,001,000. In conjunction with the closing of the purchase and sale, Medcare nominated two directors to the Board of Directors and is entitled to nominate at least one-half of the members of our Board of Directors.

     On April 7, 2005, the Board of Directors met to consider a host of matters, including a discussion of our public reporting status. At the meeting, the directors established a special committee, the Strategic Initiatives Committee, to study the issue. Mr. Ken Elmgren was appointed Chairman of the Strategic Initiatives Committee and Mr. Williamson was appointed as a member.

     During the month of April 2005, the members of the Strategic Initiatives Committee conducted various analyses to determine whether a going private transaction could be structured and accomplished on acceptable terms. The committee held meetings on April 14, 21 and 27, 2005 and May 3, 2005. At each meeting held, the members of the committee discussed the various alternatives available to the Company and the feasibility, benefits and detriments associated with each alternative. As a result of its discussions, the committee determined that it wanted to analyze the cost of taking the Company private by purchasing the shares of the Company's small stockholders. In light of that determination, the committee analyzed and calculated a price per share that it believed to be fair to be paid by the Company to Cashed Out Stockholders. On April 14, 2005, the Strategic Initiatives Committee engaged Hill Schwartz Spilker Keller LLC to render a fairness opinion with respect to consideration it recommended be paid to Cashed Out Stockholders. Upon arriving at its recommendation to the Board of Directors, the Strategic Initiatives Committee prepared a report to the Board of Directors, which summarized the analyses performed by the committee in reaching its recommendation to the Board of Directors. This report was provided to the Financial Advisor and the Board of Directors in advance of the Board of Directors meeting held on May 5, 20005.

     On May 5, 2005, the Strategic Initiatives Committee made a presentation to the Board of Directors outlining its recommendation to, and the method for, taking the Company private. The committee explained its recommendation and answered questions regarding its report. Additionally, the Financial Advisor made a presentation and provided to the Strategic Initiatives Committee and the Board of Directors a written opinion that, as of that date, the per share cash consideration payable to holders of outstanding common stock who will hold fractional shares less than one whole share immediately following the proposed reverse stock split is fair, from a financial point of view. After careful deliberation, the Board of Directors unanimously approved the Reverse/Forward Stock Split.

Purpose of the Reverse/Forward Stock Split

     In recent years, our common stock has attracted limited institutional investors or market research attention, which could have created a more active and liquid market for our common stock. Relatively low trading volume and low market capitalization have reduced the liquidity benefits to our stockholders. In addition, because we have not been active in the corporate merger and acquisition market, the benefit of a publicly traded stock to use in conjunction with acquisitions or other stock transactions has never been realized.

     We incur direct and indirect costs associated with compliance with the Exchange Act's filing and reporting requirements imposed on public companies. The cost of this compliance has increased significantly with the implementation of the provisions of the Sarbanes-Oxley Act of 2002. We are seeking to undertake the Reverse/Forward Stock Split at this time, as opposed to other times since the passage of Sarbanes-Oxley in July 2002, primarily because the full breadth and scope of the costs and burdens associated with compliance with the forthcoming internal control audit requirements of Section 404 of Sarbanes-Oxley have manifested themselves to us only recently. We currently have no internal audit staff, and the expense and time required to implement these new requirements will result in a substantial burden for a company our size. Additionally, it is also only recently that we had adequate financial resources to consider effecting this type of transaction.

     In addition, we pay substantially higher premiums for our directors' and officers' insurance policies as a public reporting company than we would if we were not registered under the Exchange Act. We also incur substantial indirect costs as a result of, among other things, the executive time expended to prepare and review our public filings. As we have relatively few executive personnel, these indirect costs can be substantial. In addition, the public disclosure we are required to make under the Exchange Act places us at a competitive disadvantage by providing our non-public competitors with detailed information about our operations and financial results, while we do not have access to similar information about these competitors.

     We have not derived significant benefits from maintaining a public trading market. The Board of Directors does not presently intend to raise capital through sales of securities in a public offering or to acquire other business entities using our stock as consideration. Accordingly, we are not likely to make use of many advantages (for raising capital, effecting acquisitions or other purposes) that our status as a reporting company may offer. For a more detailed discussion of the ways in which we have not enjoyed the benefits typically afforded public company status, please see "Reasons for the Reverse/Forward Stock Split."

     In light of these circumstances, the Board of Directors believes that it is in our best interests to undertake the Reverse/Forward Stock Split at this time to enable us to deregister the common stock under the Exchange Act, which will relieve us of the administrative burden, cost and competitive disadvantages associated with filing reports and otherwise complying with the requirements imposed under the Exchange Act.

Potential Detriments of the Reverse/Forward Stock Split to Stockholders

     As described in the section "Special Factors - Factors Not in Support of the Reverse/Forward Stock Split" above, potential detriments to us, as well as to our stockholders who maintain ownership of their shares after the Reverse/Forward Stock Split is effected, include decreased dissemination of information and decreased liquidity. If the Reverse/Forward Stock Split is effected, we intend to terminate the registration of our common stock under the Exchange Act and suspend our filing obligations under the Exchange Act. As a result, we will no longer file periodic, current and other reports and proxy statements with the Securities and Exchange Commission. Following the deregistration of our common stock under the Exchange Act and the suspension of our filing obligations with the Securities and Exchange Commission under the Exchange Act, our common stock will be ineligible for listing or quotation on any stock exchange or other automated quotation system, including the OTC Bulletin Board, where our common stock is currently quoted. Our common stock may be quoted in the Pink Sheets. No assurances, however, can be given that our common stock will be quoted in the Pink Sheets. If our common stock is quoted in the Pink Sheets, our common stock may retain some liquidity following the Reverse/Forward Stock Split, but this liquidity is expected to be less than that available while we were filing reports under the Exchange Act. If our common stock is not quoted in the Pink Sheets, liquidity will be even further reduced. This decrease in liquidity may have an adverse effect on the value of our common stock. Further potential detriments exist for our affiliates, who may be deprived of the ability to dispose of shares of our common stock pursuant to Rule 144 under the Securities Act of 1933.

     In light of the limited liquidity for the shares of our common stock, the suspension of our obligation to make public financial and other information, which is expected to result from the deregistration of the common stock under the Exchange Act, continuing stockholders may experience a decrease in the price at which their shares of common stock may be sold.

     Furthermore, once our common stock ceases to be registered under the Exchange Act, we will no longer be subject to the provisions of the Sarbanes-Oxley Act, and our officers will no longer be required to certify the accuracy of our financial statements filed with the Securities and Exchange Commission. Directors, executive officers and stockholders beneficially owning 10% or more of our common stock will no longer be required to report transactions in our common stock with the Securities and Exchange Commission under the provisions of Section 16 of the Exchange Act.

Interest of Certain Persons in Matters to be Acted Upon

     Certain directors, officers and affiliates of the Company have an interest in our equity securities. See the section of this Consent Solicitation Statement titled "Security Ownership of Certain Beneficial Owners" and "Security Ownership by Management" for a more complete description. The Reverse/Forward Stock Split will affect our stockholders only in accordance with the number of shares of common stock held by them and will not be affected by the insider status of the stockholders. The directors, executive officers and affiliates receive no extra or special benefit not shared on a pro rata basis by all other holders of the common stock, except that by deregistering the common stock under the Exchange Act subsequent to the consummation of the Reverse/Forward Stock Split, we will no longer be prohibited, pursuant to Section 402 of the Sarbanes-Oxley Act of 2002, from making personal loans to directors or executive officers. Currently, we have no outstanding loans to directors or executive officers. We do not have a present intention of making loans to our directors and officers, nor was the ability to make loans a reason considered by us, our Board of Directors or the Strategic Initiatives Committee in evaluating the benefits of the
Reverse/Forward   Stock   Split.   Other  than  as  described   below,   if  the

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

Reverse/Forward Stock Split is implemented, our directors and officers, as well as other continuing stockholders, will not benefit by any material increase in their percentage ownership of our common stock or in the net book value of their holdings.

     On May 12, 2005, the Board of Directors, at the recommendation of the Compensation Committee of the Board of Directors, approved a one-time grant of options to purchase shares of our common stock ranging from 200,000 to 950,000 shares to certain non-employee directors and options to purchase shares of our common stock to our employees, including 1,500,000 and 1,000,000 shares to our Chief Executive Officer and Chief Financial Officer, respectively. These option have an exercise price of $0.25 per share and their grant is subject to stockholder approval of an amendment to our existing stock option plan to increase the number of available shares under that plan. We plan to seek the requisite stockholder approval upon the completion of the solicitation of written consents pursuant to this Notice and Consent Solicitation Statement. At that time we may no longer be subject to the proxy rules promulgated under the Exchange Act and may take action by written consent and send notice to our stockholders of record that the action was so taken in accordance with the Delaware General Corporation Law.

     A one-time fee of $40,000 was paid to the Chairman of the Strategic Initiatives Committee of the Board of Directors for the work associated with the preparation and issuance of the special report of that committee, regardless of whether any transaction is consummated.

Recommendation of the Board of Directors

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE
                          REVERSE/FORWARD STOCK SPLIT.


Stock Certificates

     On the effective date of the Reverse/Forward Stock Split, all stock certificates evidencing ownership of common stock held by Cashed Out
Stockholders shall be deemed canceled without further action by the stockholders. Such certificates will no longer represent an ownership interest in the Company, but will represent only the right to receive cash equal to $0.35 per share in exchange for those shares. Certificates representing the shares owned by Cashed Out Stockholders subsequently presented for transfer will not be transferred on our books and records.

     We have appointed the Transfer Agent to act as paying agent to carry out the payment of cash to Cashed Out Stockholders who surrender their stock certificates. The Transfer Agent will furnish stockholders with the necessary materials and instructions to effect the surrender promptly following the effective date of the Reverse/Forward Stock Split. The letter of transmittal will direct how certificates are to be surrendered for cash. Stockholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent in accordance with the instructions set forth on the transmittal letter before they can receive cash payment for those shares. The letter of transmittal will also contain instructions in the event that your certificate(s) has been lost, destroyed or mutilated. Do not send your stock certificates to us, and do not send them to the Transfer Agent until you have received a transmittal letter and followed the instructions in the letter of transmittal.

     No service charges will be payable by Cashed Out Stockholders in connection with the surrender of their stock certificates. All expenses of the Reverse/Forward Stock Split will be borne by us, subject to the stockholder's agreement with its broker, dealer or other nominee, if any.

     If you are a Continuing Stockholder with a stock certificate representing your shares, your stock certificate will continue to evidence ownership of the same number of shares as is set forth on the face of the certificate and will not be exchange for a new certificate.

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


Appraisal Rights

     Stockholders do not have appraisal rights under Delaware law or under our Certificate of Incorporation or Bylaws in connection with the Reverse/Forward Stock Split.

Reservation of Rights

     Although we are requesting stockholder approval of the proposed amendments to our Certificate of Incorporation, the Board of Directors reserves the right to decide, in its discretion, to withdraw the proposed amendments prior to any stockholder submission of consents or to abandon the Reverse/Forward Stock Split after written consents are submitted and before the effective date of the Reverse/Forward Stock Split, even if the proposal is approved. Although the Board of Directors presently believes that the proposed amendments are in the best interests of the Company and, thus, has recommended a vote for the proposed amendments, the Board of Directors nonetheless believes that it is prudent to recognize that, between the date of this Consent Solicitation Statement and the effective date of the Reverse/Forward Stock Split, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the Reverse/Forward Stock Split at that time. These reasons may include any change in the nature of the shareholdings of the Company prior to the effective date of the Reverse/Forward Stock Split, which would result in the Company being unable to reduce the number of stockholders of record to below 300 as a result of the Reverse/Forward Stock Split. If the Board of Directors decides to withdraw the proposed amendment, the Board of Directors will notify the stockholders of that decision promptly by mail. If the Board of Directors decides to abandon the Reverse/Forward Stock Split after the approval, and before the effective date, of the Reverse/Forward Stock Split, the Board of Directors will notify the stockholders of such decision promptly by mail or by press release and any other appropriate public disclosure.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the material federal income tax consequences to the Company and to stockholders resulting from the Reverse/Forward Stock Split. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury Department Regulations, or the Regulations, issued pursuant to the Code, and published rulings and court decisions in effect as of the date of this Consent Solicitation Statement. This summary does not take into account possible changes in laws or interpretations, including amendments to the Code, applicable statutes, Regulations and proposed Regulations or changes in judicial or administrative rulings; some of which may have retroactive effect. No assurance can be given that any change will not adversely affect this summary.

     This summary does not address all aspects of the possible federal income tax consequences of the Reverse/Forward Stock Split and is not intended as tax advice to any person or entity. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to stockholders of the Company in light of their individual investment circumstances nor to stockholders subject to special treatment under the federal income tax laws (for example, tax exempt entities, life insurance companies, regulated investment companies and foreign taxpayers), or who hold, have held, or will hold, stock as part of a straddle, hedging, or conversion transaction for federal income tax purposes. In addition, this summary does not address any consequences of the Reverse/Forward Stock Split under any state, local or foreign tax laws.

     We will not obtain a ruling from the Internal Revenue Service or an opinion of counsel regarding the federal income tax consequences to the stockholders of the Company as a result of the Reverse/Forward Stock Split. Accordingly, you are encouraged to consult your own tax advisor regarding the specific tax consequences of the proposed transaction, including the application and effect of state, local and foreign income and other tax laws.

     This summary assumes that you are one of the following:

          o    a citizen or resident of the United States,

          o    a domestic corporation,


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

          o an estate the income of which is subject to United States federal income tax regardless of its source, or

          o a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This summary also assumes that you have held, and will continue to hold, your shares as capital assets for federal income tax purposes.

     You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, applicable to your specific circumstances.

     We believe that the Reverse/Forward Stock Split will be treated as a tax-free "recapitalization" for federal income tax purposes. This will result in no material federal income tax consequences to the Company. However, you may not qualify for tax free "recapitalization" treatment for federal income tax purposes, depending on whether you are receiving cash or stock in the transaction.

     Federal Income Tax Consequences to Stockholders Who Are Not Cashed Out by the Reverse/Forward Stock Split

     If you continue to hold stock directly immediately after the Reverse/Forward Stock Split, and you receive no cash as a result of the Reverse/Forward Stock Split, you should not recognize any gain or loss in the Reverse/Forward Stock Split for federal income tax purposes. Your aggregate adjusted tax basis in your shares of stock held immediately after the Reverse/Forward Stock Split will be equal to your aggregate adjusted tax basis in your shares of stock held immediately prior to the Reverse/Forward Stock Split and you will have the same holding period in your stock as you had in such stock immediately prior to the Reverse/Forward Stock Split.

     Federal Income Tax Consequences to Cashed Out Stockholders

     If you receive cash in exchange for fractional shares as a result of the Reverse/Forward Stock Split, you do not continue to hold any stock directly immediately after the Reverse/Forward Stock Split, you are not related to any person or entity that holds stock immediately after the Reverse/Forward Stock Split and you hold no options to acquire stock in the Company immediately after the Reverse/Forward Stock Split; you will recognize capital gain or loss on the Reverse/Forward Stock Split for federal income tax purposes, with such gain or loss measured by the difference between the cash you receive for your cashed out stock and your aggregate adjusted tax basis in such stock.

     If you receive cash in exchange for fractional shares as a result of the Reverse/Forward Stock Split, but either continue to directly own stock immediately after the Reverse/Forward Stock Split; or are deemed to constructively own shares of stock in the Company because you either are related to a person or entity who continues to hold stock immediately after the Reverse/Forward Stock Split, or you hold options to acquire stock in the Company immediately after the Reverse/Forward Stock Split, you will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that your receipt of cash either is "not essentially equivalent to a dividend," or constitutes a "substantially disproportionate redemption of stock," as described below.

     Not  Essentially  Equivalent  to a  Dividend.  You  will  satisfy  the "not essentially equivalent to a dividend" test if the reduction in your proportionate interest in the Company resulting from the Reverse/Forward Stock Split (taking into account for this purpose the stock constructively owned by you because you are related to certain persons holding stock in the Company or hold options to acquire stock in the Company) is considered a "meaningful reduction" given your particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

     Substantially Disproportionate Redemption of Stock. The receipt of cash in the Reverse/Forward Stock Split will be a "substantially disproportionate redemption of stock" for you if the percentage of the outstanding shares of

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


stock of the Company owned by you (taking into account for this purpose the stock constructively owned by you because you are related to certain persons holding stock in the Company or hold options to acquire stock in the Company) immediately after the Reverse/Forward Stock Split is less than 50% of all outstanding shares and less than 80% of the percentage of shares of stock owned by you immediately before the Reverse/Forward Stock Split.

     In applying these tests, you will be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to you. In general, you will be treated as constructively owning stock in the Company owned by your spouse, children grandchildren and parents. You will also be treated as constructively owning your proportionate interest in stock held by entities in which you held an interest either as an owner or as a beneficiary. If you hold options to acquire stock in the Company, you will be treated as constructively owning the stock in the Company subject to the options. If your receipt of cash in exchange for stock is not treated as capital gain or loss under any of the tests, it will be treated first as ordinary dividend income to the extent of your ratable share of the Company's current and accumulated earnings and profits, then as a tax-free return of capital to the extent of your aggregate adjusted tax basis in your shares, and any remaining amount will be treated as capital gain. See "Capital Gain and Loss" and "Special Rate for Certain Dividends," below.

     If your receipt of cash in exchange for your shares of stock in the Company is treated as the receipt of a dividend and if you would have been treated as completely terminating your actual and constructive ownership of stock in the Company but for the stock in the Company that you are treated as constructively owning through related individuals, then you may be able to treat your exchange of your shares for cash as a sale or exchange and not as the receipt of a dividend if you meet the requirements for a waiver of family attribution. These requirements include the filing of a waiver with the IRS and the waiving shareholder must have no interest in the Company (including any interest as an employee, officer or director, other than as a creditor) after the exchange. You are urged to consult with your individual tax advisor with respect to whether you would benefit from a waiver of family attribution and whether you would qualify for such a waiver.

     Capital Gain and Loss

     For individuals, net capital gain (defined generally as your total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months generally will be subject to tax at a rate not to exceed 15%. Net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

     Special Rate for Certain Dividends

     In general, dividends are taxed at ordinary income rates. However, you may qualify for a 15% rate of tax on any cash received in the Reverse/Forward Stock Split that is treated as a dividend as described above, if (i) you are an individual or other non-corporate stockholder, (ii) you have held the share of stock with respect to which the dividend was received for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date, as determined under the Code, and (iii) you were not obligated during such period (pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. You are urged to consult with your tax advisor regarding your applicability for, and the appropriate federal, state, local, foreign or other tax treatment of, any such dividend income.

     If the cash you receive is treated as the receipt of a dividend, then the basis in your shares that were exchanged for the cash received will be transferred to any remaining shares of stock in the Company held by you immediately after the Reverse/Forward Stock Split. If you do not own any of our shares immediately after the Reverse/Forward Stock Split, then your tax basis in your shares may, under certain circumstances, be transferred to share of stock in the Company held by a person related to you or it may be lost entirely. Under recently proposed regulations, your adjusted tax basis in the shares of our stock that were exchanged for the cash received would be recognized as a loss by you upon the occurrence of certain subsequent events. You are urged to consult your tax advisor as to the applicability of these proposed regulations to you.


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

     Backup Withholding

     Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information and certifications) to the Transfer Agent in connection with the Reverse/Forward Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the Reverse/Forward Stock Split. Failure to provide such information may result in backup withholding.

     As explained above, the amounts paid to you as a result of the Reverse/Forward Stock Split may result in dividend income, capital gain income, or some combination of dividend and capital gain income to you depending on your individual circumstances. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences of the transaction, in light of your specific circumstances.

                         INFORMATION ABOUT REFOCUS GROUP

     General

     Refocus Group, Inc. is a medical device company engaged in the research and development of treatments for human vision disorders. Our products are the patented PresVIEW Scleral Implant, or the PSI, and the PresVIEW Incision System, which consists of the surgical instruments used to implant the PSI in the surface of the white of the human eye. The PSI and PresVIEW Incision System are utilized in our surgical procedure, the Scleral Spacing Procedure, for the treatment of presbyopia, ocular hypertension and primary open angle glaucoma. Presbyopia, the Greek word for "old eye", is the primary reason that a substantial portion of the population beginning in their early 40s uses bifocals, reading glasses or removes their distance glasses in order to read at a comfortable distance. We believe that our surgical procedure physiologically restores the human eye's natural ability to focus as it did at a younger age. We believe the procedure works by reducing the crowding of the underlying tissues surrounding the crystalline lens, which allows the muscles to once again reshape the lens and thus restore the eye's ability to accommodate or focus. Ocular hypertension, or elevated pressure within the eye, often leads to primary open angle glaucoma, or the progressive loss of central vision potentially leading to blindness. We believe that our same surgical procedure restores the natural base-line tension of the muscle inside the eye, which permits the eye to drain naturally and, thus, lower the intraocular pressure. We received approval from the United States Food and Drug Administration, or the FDA, to begin Phase II FDA clinical trials using the PSI for the treatment of presbyopia in December 2003. We began those trials in the first quarter of 2004, and they are ongoing. We have also conducted clinical trials in Canada using the PSI for the treatment of ocular hypertension and primary open angle glaucoma. Later this year, we expect to seek permission from Health Canada to resume these clinical trials. In the future, we plan to apply to the FDA to start our clinical trials in the United States using the PSI for the treatment of ocular hypertension and primary open angle glaucoma. We are also seeking CE Mark certification of the PSI so that we may begin sales of our products in the European Union later this year or in 2006.

     Change in Control

     On January 27, 2005, we entered into a secured bridge note with Medcare for $500,000 aggregate principal amount to provide us with working capital while we finalized negotiations for a private placement investment by Medcare. The note was secured by our United States presbyopia patents and trademarks, was guaranteed by our subsidiaries, bore interest at 8% and was to be repaid upon the earlier of the closing of an investment by Medcare or July 26, 2005.

     On February 25, 2005, Medcare and we entered into a term sheet, or the Term Sheet, outlining the proposed investment by Medcare in us. The Term Sheet contained both binding and non-binding terms upon which the investment by Medcare would be made.

     In anticipation of the investment transaction discussed below, on March 1, 2005, our Board of Directors, pursuant to our Certificate of Incorporation, exercised its authority to issue in one or more series up to 10,000,000 shares

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


of our preferred stock. On March 1, 2005, we filed a Certificate of Designation, Rights and Preferences, or the Certificate of Designation, with the Secretary of State of the State of Delaware, which became effective upon its filing.

     The Certificate of Designation established a Series A-1 Convertible Preferred Stock, or Series A-1 Shares, consisting of 280,000 shares, a Series A-2 Convertible Preferred Stock, or Series A-2 Shares, consisting of 280,000 shares, and a Series A-3 Convertible Preferred Stock, or Series A-3 Shares, consisting of 200,000 shares. The Series A-1 Shares, Series A-2 Shares and the Series A-3 shares are, collectively, referred to as the "Series A Preferred Stock." On March 1, 2005, Medcare and we entered into a Securities Purchase Agreement, or the Purchase Agreement, that documented the transactions contemplated in the Term Sheet. In accordance with the Purchase Agreement, we issued and sold, and Medcare purchased, 280,000 shares of Series A-1 Shares for an aggregate purchase price of $7,000,000, or $25 per share, and a warrant to purchase 133,334 shares of Series A-3 Shares for a purchase price of $1,000. A portion of the funds received were used to repay the Medcare bridge loan and to repay a portion of convertible notes issued in October and November 2004. The remainder of the funds will be used for general working capital purposes.

     The Series A-1 Shares are initially convertible into shares of our common stock at an effective conversion price of $0.25 per share. The Warrant has an exercise price of $30 per share for each of the Series A-3 Shares and expires on February 28, 2007. The Series A-3 Shares are initially convertible into shares of our common stock at an effective conversion price of $0.30 per share. The conversion price of the Series A-1 Shares and Series A-3 Shares, and the exercise price of the warrant, are subject to adjustment based on anti-dilution protection provisions.

     Additionally, in accordance with the Purchase Agreement, in the event that we receive authorization in writing from the FDA to commence our Phase III clinical trials for the treatment of presbyopia without any material limitations, Medcare has committed to purchase 280,000 shares of Series A-2 Shares for an aggregate purchase price of $7,000,000, or $25 per share, subject to the satisfaction of certain representations, warranties and other conditions, including the absence of a material adverse event. The Series A-2 Shares will be initially convertible into shares of our common stock at an effective conversion price of $0.25 per share. Medcare, however, is under no obligation to purchase the Series A-2 Shares until March 1, 2006. Medcare may accelerate the timing of the purchase of the Series A-2 Shares at its discretion by waiving any of the conditions.

     The holders of the Series A Preferred Stock are not entitled to any preferential dividends. Holders of the Series A Preferred Stock, however, are entitled to participate on an as-converted basis in any cash dividends declared and paid on our common stock.

     A share of Series A Preferred Stock is initially convertible at the option of the holder of that share, at any time and from time to time, into 100 shares of our common stock, at an effective price of $0.25 per share of common stock for the Series A-1 Shares and the Series A-2 Shares and $0.30 per share of common stock for the Series A-3 Shares. The Series A-1 Shares can be currently converted into 28,000,000 shares of our common stock. The Series A-3 Shares, assuming the full exercise of the warrant for those shares, can be currently be converted into 13,333,400 shares of our common stock. The conversion rate of a share of Series A Preferred Stock into shares of our common stock is subject to adjustment, from time to time, for, among other reasons, stock splits, combinations, dividends and distributions. The conversion rate is also subject to an upward adjustment if we issue common stock at an effective price that is less than the current conversion rate , or an option, warrant or other instrument convertible into common stock, whose exercise price is less than the conversion rate then in effect for the outstanding Series A Preferred Stock. Shares of Series A Preferred Stock will be automatically converted into shares of our common stock at the then effective conversion rate upon the closing of an underwritten public offering of shares of our common stock that results in gross proceeds to us of at least $45,000,000.

     The holders of the shares of Series A Preferred Stock are entitled to vote on all matters required or permitted to be voted upon by our common stockholders. Each holder of a share of Series A Preferred Stock is entitled to the number of votes equal to the largest number of full shares of our common stock into which all shares of Series A Preferred Stock held by that holder could be converted. Except as required by law on matters requiring class voting, the holders of the Series A-1 Shares, the Series A-2 Shares, the Series A-3 Shares and our common stock will vote together as a single class. As a result, the holders of the Series A-1 Shares control over 50% of our voting stock at

March 1, 2005 and, thus, control us. In addition, as of March 1, 2005, the directors appointed by Medcare, as described below, have significant veto rights over many actions that require Board of Directors approval. They also have control over many day-to-day management functions as a result of their having to approve expense and capital budgets, major variances from the budget, compensation policies and other items.

     For so long as 70,000 shares of the Series A-1 Shares remain outstanding, the holders of the Series A Preferred Stock, as a single class, are entitled to elect at least one-half of the members of the Board of Directors, or the Series A Directors, one of whom will be elected as the Vice-Chairman of the Board of Directors, and to designate at least one Series A Director to serve on each of the committees of the Board of Directors. The Vice-Chairman is to receive $50,000 annually in addition to fees normally paid to our directors. In accordance with this right, Medcare elected Messrs. Lyles and Williamson as directors and designated Mr. Williamson as the Vice-Chairman.

Price Range of Common Stock

     The common stock is traded on the Over-the-Counter Bulletin Board under the symbol "RFCG.OB." On [ ], 2005, the most recent practicable date, the closing price for the common stock was $[ ] per share.

     On May 10, 2005, there were 24,669,105 shares of common stock outstanding held by approximately 416 holders of record. The Company believes there are currently approximately nine market makers for the common stock.

     The high and low sales prices for the common stock on the Over-the-Counter Bulletin Board for each quarter during the past two years were:

                                             2005                         2004                      2003
                                     ----------------------   ------------------------    -------------------------
                                        High        Low           High         Low            High         Low
                                     ---------- -----------   ------------- ----------    ------------ ------------
     First Quarter                     $0.25       $0.07          $0.92         $0.40        $ 5.50       $ 3.50
     Second Quarter*                   $0.40       $0.18          $0.90         $0.42          3.70         1.50
     Third Quarter                       -           -            $0.46         $0.09          2.25         1.05
     Fourth Quarter                      -           -            $0.35         $0.10          1.80         0.36

-----------
* With respect to the second quarter of 2005, through June 3, 2005.

These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

Stock Repurchases

     We made no purchases of our common stock during any quarter of the past two years or during the current fiscal year.

Dividends

     We have not declared or paid out any dividends on the shares of our common stock in the past two fiscal years and presently have no intention of paying any cash dividends in the foreseeable future. Pursuant to the Purchase Agreement with Medcare, we are restricted from declaring or paying any dividends (other than dividends payable solely in shares of our common stock and dividends payable to us or another subsidiary of ours) on or declaring or making any other distribution, directly or indirectly, on account of any shares of our common stock now or hereafter outstanding without the approval of at least two-thirds of the Series A Directors.

Control Persons

     By virtue of its beneficial ownership of 53% of our outstanding voting stock, Medcare controls us. See "Change of Control." The sole general partner of Medcare is Medcare GP Corp, Inc., or the General Partner. One of our directors, Thomas W. Lyles, Jr. is the president and a limited partner of Medcare and is also the president of the General Partner. Therefore, Mr. Lyles may be deemed to be a beneficial owner of the securities owned by Medcare. Mr. Lyles disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest in those securities. James R. Leininger, M.D. is a limited partner of Medcare and the sole shareholder of the General Partner and may be deemed to be a beneficial owner of the securities owned by Medcare. Dr. Leininger disclaims beneficial ownership of these securities except to the extent of his pecuniary interest those securities. The business address of Medcare, the General Partner and each of Mr. Lyles and Dr. Leininger is 8122 Datapoint Drive, Suite 1000, San Antonio, Texas 78229.

     The principal business of Medcare is venture capital investments. The principal business of the General Partner is to act as the general partner of Medcare. Medcare is a Texas limited partnership and the General Partner is a Texas corporation. Neither Medcare nor the General Partner has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). Neither Medcare nor the General Partner has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction as a result of which such person was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Directors and Executive Officers

     Our board of directors currently consists of six persons. The following table sets forth information about all of our directors and executive officers, including the period of time they served in these positions with Refocus Ocular (formerly known as Presby Corp) prior to its acquisition by merger of us in March 2003:


Name                            Age                            Office                           Year First Elected
------------------------------ ------- ------------------------------------------------------- ---------------------
Terence A. Walts                 57    President and Chief Executive Officer, Director                 2002
Mark A. Cox                      54    Vice President, Chief Financial Officer and Secretary           1997
Glen Bradley, Ph.D.              62    Director                                                        2003
Kenneth N. Elmgren               50    Director                                                        2004
Thomas W. Lyles, Jr.             48    Director                                                        2005
Grady E. Schleier                52    Director                                                        1998
Douglas C. Williamson            54    Director                                                        2005

     Directors

     Terence A. Walts joined us in September 2002 as President and Chief Executive Officer. Additionally, he was appointed to our Board of Directors in March 2003. He has worked exclusively in the medical/medical devices industry since 1988. Form 1988 to 1998, Mr. Walts was employed by CIBA Vision and served as senior vice president of sales and marketing in the United States contact lens and lens care business and as senior vice president of new business development. In this latter position, he served full-time as director and chief marketing officer for Autonomous Technologies, a refractive laser surgery startup, from 1995 to 1998. In 1998 and 1999, Mr. Walts served as president and chief operating officer of Medjet Inc., a medical startup developing novel water-jet technology for surgical applications, including refractive surgery. In 2000, he served as interim president and chief executive officer for PointDx, Inc., a radiology startup developing virtual colonoscopy and structured radiology reporting software. In 2001 and through August 2002, he served as chief operating officer and a director for Oncose, Inc., a diagnostics startup developing blood tests for early cancer detection.

     Glen Bradley, Ph.D. became one of our directors and Chairman of our Board of Directors in March 2003. Dr. Bradley was the chief executive officer of CIBA Vision from 1990 until just prior to his retirement in January 2003. CIBA Vision manufactures and markets contact lenses and lens care solutions. He is also a past chairman of the Contact Lens Institute and serves on the boards of directors of Biocure, Inc and Rosedale Medical.

     Kenneth N. Elmgren became one of our directors in May 2004. Mr. Elmgren has served as the managing principal of Beverly Capital, a Dallas, Texas based investment and advisory firm involved in general investment banking, since March 2004. From September 2001 until 2004, Mr. Elmgren was a principal of Wydown Capital, a privately-held investment company involved in general investment banking. From 2000 to 2001, Mr. Elmgren was a managing director of Southwest Securities, Inc., where he provided investment banking services to clients in the telecom industry. From 1994 to 2000, Mr. Elmgren was a managing director of Bank of America Securities, Inc., where he provided investment banking services related to structured finance to clients in various industries.

     Thomas W. Lyles, Jr. has served as a director since March 1, 2005. Mr. Lyles has served as president, since 1998, and general counsel, since 1990, of Mission City Management, Inc. in San Antonio, Texas. Mr. Lyles has also served as president of Medcare Investment Funds since 1991. Mr. Lyles serves as an advisory director to Majesty Hedge Funds.

     Grady E. Schleier has served as a director of Refocus Ocular, Inc. (formerly known as Presby Corp), which became a wholly-owned subsidiary of us in March 2003, since 1998 and joined our Board of Directors in March 2003. Mr. Schleier has been the chief executive officer and co-chairman of Chemlink Laboratories, LLC, or Chemlink, since December 2002. Chemlink is primarily engaged in the development, manufacture and distribution of effervescent tablets and granule formulations for use in cleaning, disinfecting and sterilization applications. From 1999 until joining Chemlink, Mr. Schleier served as the senior vice president, chief financial officer and treasurer of Avatex Corporation. Avatex Corporation filed for relief under Chapter 11 of the United States Bankruptcy Code in December 2002.

     Douglas C. Williamson became one of our directors and Vice-Chairman of our Board of Directors on March 1, 2005. Mr. Williamson, since June 2002, has served as the president and chief executive officer of The Williamson Group, which is engaged in private equity and debt investments, as well as consulting and raising funds for companies in early stage development. Mr. Williamson has also been chairman, president and chief executive officer of Takeout Taxi Holdings, Inc., a restaurant delivery service, since June 2002. Takeout Taxi Holdings, Inc. filed for relief under the United States Bankruptcy Code in October 2003. From October 1989 to June 2002, Mr. Williamson was a senior vice president and managing director of the Venture Capital Group of Bank of America Capital Investors where he was responsible for reviewing, investigating and negotiating equity investments in privately held companies. Mr. Williamson is currently also a member of the board of directors of CallWare Technologies, Inc.

     Executive Officers

     Information concerning the business experience of Terence A. Walts is set forth above under "Directors."

     Mark A. Cox. has served as Vice President, Secretary and Chief
Financial Officer since July 1997. Prior to joining us, Mr. Cox was director of corporate finance and assistant treasurer of FoxMeyer Health Corporation from 1992 to 1997. From 1985 to 1991, Mr. Cox was treasurer of Enserch Exploration, Inc. Mr. Cox is a certified public accountant in Texas.

     Our officers are elected annually by our Board of Directors at a meeting held following each annual meeting of stockholders, or as necessary and convenient in order to fill vacancies or newly created offices. Each officer serves at the discretion of our Board of Directors. Any officer elected or appointed by our Board of Directors may be removed by our Board of Directors whenever, in its judgment, our best interests will be served, but a removal shall be without prejudice to the contractual rights, if any, of the person so removed.

     To our knowledge, none of our directors or executive officers nor Dr. Leininger has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or has been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of our directors and executive officers and Dr. Leininger is a citizen of the United States.

Certain Relationships and Related Transactions

     Medcare Investment Fund III, Ltd.

     See discussion under "Change in Control" above.

     Convertible Debt

     On October 8, 2004, as part of a private placement of convertible debt, Mr. Walts, our Chief Executive Officer and relatives of his, Mr. Cox, the Chief Financial Officer, Mr. Bradley, one of our current directors, Mr. David Williams, one of our former directors, and our controller purchased $135,000 of the $510,000 of notes issued in 2004. These investors also received warrants to purchaser 135,000 shares of our common stock at $0.22 per share that expire in five years. The notes were automatically converted into 565,560 shares of common stock on March 1, 2005 as a result of the private placement that occurred on that date.

     CIBA Transactions

     In March 2002, CIBA Vision AG, or CIBA, and we entered into an agreement, or the CIBA Agreement, pursuant to which CIBA obtained an exclusive license to our patents related to the treatment of presbyopia, ocular hypertension and primary open angle glaucoma in international markets. CIBA also had the right in the CIBA Agreement to acquire a license for our patents in the United States. We were entitled to receive a percentage royalty on CIBA's worldwide sales of the PresVIEW Scleral Implant and related products under the CIBA Agreement. Upon entering into the CIBA Agreement, CIBA paid us a $2.0 million advance royalty and was committed to purchase equity interests in us if we obtained certain other investments from third-parties. Simultaneously with our receipt of third-party investments in March 2003, CIBA purchased 625,000 shares of our common stock and a warrant to purchase 312,500 shares of our common stock at an exercise price of $2.50 per share for an aggregate purchase price of $1.25 million.

     The CIBA Agreement was terminated in January 2004 pursuant to the License Transfer and Transition Services Agreement, or Transfer Agreement, that we entered into with CIBA. Pursuant to the Transfer Agreement, we reacquired all worldwide license rights to our patents that were granted to CIBA under the CIBA Agreement, and CIBA was released from all future financial commitments, including its obligations associated with manufacturing, marketing, distribution and regulatory matters. Under the Transfer Agreement, CIBA agreed to provide us with certain transition services during 2004. These transition services helped us transfer the manufacturing, distribution and marketing functions back to us from CIBA.

     In exchange for the acquisition of CIBA's license rights, the forgiveness of the $2.0 million prepaid royalty we received under the CIBA Agreement and the transition services to be performed by CIBA under the Transfer Agreement, we agreed to pay CIBA an aggregate of $3.0 million in twelve quarterly installments commencing in the first calendar quarter of 2006. We, however, were entitled to prepay and extinguish our payment obligations by paying an aggregate amount of $2 million to CIBA prior to January 1, 2006. Under the Transfer Agreement, CIBA returned the warrant to purchase 312,500 shares of our common stock that it acquired in March 2003, while it retained the 625,000 shares of common stock that it acquired at the same time. The shares of common stock, however, are subject to certain restrictions on their transfer. CIBA also agreed to certain restrictions on their ability to solicit proxies for a period of two years.

     In February 2005, we entered into an amendment to the Transfer Agreement. Under the amended terms of the Transfer Agreement, the $3.0 million due in quarterly installments has been replaced by a 4% royalty on all products that were formerly covered by CIBA's license up to a maximum aggregate royalty payment to CIBA of $3.25 million. If an aggregate of $3.25 million has not paid to CIBA by December 31, 2009, we are required to remit the difference in the maximum amount due and the aggregate paid to CIBA in February 2010. We can still remit an aggregate of $2 million to CIBA prior to January 1, 2006 to extinguish our liability.

     Terence A. Walts, a director and our President and Chief Executive Officer, is a former CIBA Vision employee. Further, Glen Bradley, Ph.D., a director, was the chief executive officer of CIBA Vision until just prior to his retirement in January 2003.

     Avatex Liquidating Trust

     Prior to January 2003, we subleased approximately 4,100 square feet from Avatex Corporation, or Avatex, a substantial holder of our common stock. Avatex leased the office space for its own headquarters in the same building. Avatex did not make a profit on the lease and charged us only the market-based lease cost billed from the building's property manager. Due to the downsizing of our operations during 2002 as a result of the CIBA Agreement, we needed less office space. We negotiated a settlement of the amount due for the remainder of the term of the lease, which would have expired in December 2003. In July 2003, substantially all of the assets of Avatex were transferred to the Avatex Liquidating Trust.

     Abbey J. Butler and Melvyn J. Estrin, both former members of our Board of Directors, each served as co-chairman of the board of Avatex from March 1991 until December 2002 and co-chief executive officer of Avatex from October 1991 until December 2002. Grady E. Schleier, a member of our Board of Directors, served as the senior vice president of Avatex from 1999 until December 2002 and as vice president and treasurer of Avatex from 1995 until 1999.

     Ronald A. Schachar, M.D., Ph.D

     Dr. Schachar is a substantial holder of our common stock and the founder and former chairman, chief executive officer and chief scientist of Refocus Ocular, Inc. (formerly known as Presby Corp), which is one a wholly-owned subsidiary of ours. On February 25, 2003, Dr. Schachar and we entered into a Severance, Release and Consulting Agreement. In accordance with this agreement, Dr. Schachar resigned as an employee, officer and director of Refocus Ocular, Inc. on March 6, 2003. We agreed to retain Dr. Schachar as a consultant for a period of up to five years, and he agreed not to compete with us during that time. Dr. Schachar will assist us in conducting research and development on our products for the treatment of age-related macular degeneration for the initial two years of this agreement and will assist us in the maintenance of our patent portfolio and other matters for the entire term of the agreement. Dr. Schachar was paid $950,000 between March 2003 and March 2005 of an aggregate of $1.75 million due over the consulting period. The timing of the remaining $800,000 due in years three through five is partially dependent on our profitability in those years; however, Dr. Schachar is guaranteed to receive a minimum of $250,000, but not more than $400,000, for each of the third and fourth years, with the remainder, if any, to be paid in the fifth year.

     As security for the payment of his consulting fees, we granted Dr. Schachar a non-exclusive security interest in certain of our patent rights relating to the Single Element Variable Focus Lens and macular degeneration device. Dr. Schachar also received from us an assignment of our patents for the macular degeneration device outside the United States.

     Prior to September 2003, we leased a 4,000 square foot building in Denison, Texas from Dr. Schachar. We constructed our clean room facility in the leased building and made total leasehold improvements of approximately $35,000. We leased the facility on a month-to-month basis for $4,000 per month, the approximate fair market rent. This lease was terminated August 31, 2003.

     Bridge Loan

     On February 26, 2003, Mr. Walts, our President and Chief Executive Officer and a director, Mr. Schleier, C.B. Equities Retirement Trust, an entity for which Mr. Butler, a former director, serves as trustee and St. Elizabeth's Hospital, Inc., an entity controlled by Mr. Estrin, a former director, made a loan to us of $187,500 aggregate principal amount. The loan was evidenced by promissory notes that were unsecured and bore interest at a rate of 12% per annum. Upon consummation of a private placement on March 6, 2003, $162,500 aggregate principal amount of these promissory notes were used to purchase units in the private placement at $2.00 per unit. Each unit consisted of one share of our common stock and a warrant to purchase one-half of a share of our common stock at $2.50 per share.

     Other Matters

     In connection with the conversion of Refocus Ocular, Inc.'s Series B convertible preferred stock into Refocus Ocular, Inc. common stock prior to the merger in March 2003, we agreed to appoint and nominate Messrs. Butler and Estrin, former directors of ours, and Mr. Schleier, a current director, to our Board of Directors.

                                 STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

     The following table sets forth information regarding the voting securities of ours, including the number of shares of our common stock and voting convertible preferred stock beneficially owned on May 10, 2005, by any person or "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known to us to own beneficially more than five percent of the outstanding shares of our common and voting convertible preferred stock.

                                                            Common Stock              Convertible Preferred Stock
                                               ---------------------------------   -------------------------------
                                                    Amount and         Percent     Amount and Nature     Percent
              Name and Address                      Nature of            of          of Beneficial         of
            of Beneficial Owner                Beneficial Ownership   Class (1)        Ownership        Class (1)
---------------------------------------------  ---------------------  ----------  --------------------  -----------
Avatex Liquidating Trust                           2,579,570 (2)        10.5%              --                --
6422 Riverview Lane
Dallas, Texas 75248

BTR Global Arbitrage Trading Limited               1,875,000 (3)         7.4%              --                --
P. O. Box 1234 GT
Queensgate  House,  Georgetown
Grand  Cayman,  Grand  Cayman Islands

Melvyn J. Estrin                                   1,350,924 (4)         5.4%              --                --
7200 Wisconsin Avenue, Suite 600
Bethesda, Maryland 20814

Medcare Investment Fund III, Ltd.                 41,333,400 (5)        62.6%         413,334 (5)         100.0%
8122 Datapoint Drive, Suite 1000
San Antonio, Texas 78229

Ronald A. Schachar, M.D., Ph.D.                    4,474,768 (6)        18.1%             --                 --
10010 Lennox Lane
Dallas, Texas 75229

Terence A. Walts                                   1,442,430 (7)         5.6%             --                 --
10300 North Central Expressway Suite 104
Dallas, Texas 75231

EH&P Investments AG                                1,275,000 (8)         5.1%             --                 --
Burglister 6, P.O. Box 465
8027 Zurich, Switzerland

------------------------------------
(1) The calculation is based, for common stock, upon 24,669,105 shares of common stock outstanding on May 10, 2005, and for preferred stock, upon 280,000 shares of Series A Convertible Preferred Stock outstanding on May 10, 2005. The shares issuable under instruments to purchase our common or preferred stock that are currently exercisable within 60 days of May 10, 2005, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person.
(2) Based upon a Schedule 13G filed on March 13, 2003 and other information known to us. Includes 15,000 shares of common stock acquirable pursuant to the exercise of warrants.
(3) Includes 1,000,000 shares of common stock registered in the name of Lehman Brothers International Europe - Salida Capital and 250,000 shares of common stock registered in the name of Roytor & Co. Additionally, includes 500,000 shares and 125,000 shares acquirable pursuant to the exercise of warrants registered in the names of Lehman Brothers International Europe - Salida Capital and Roytor & Co., respectively.
(4) Includes 918,297 shares of common stock held by Estrin New Ventures, LLC and 187,500 shares held by St. Elizabeth's Hospital, Inc., entities owned and controlled by Mr. Estrin. Includes 31,250 shares held by Lemer Grandchildren Irrevocable Intervivos Trust, of which Mr. Estrin serves as trustee. Includes 93,750 and 15,625 shares of common stock acquirable pursuant to the exercise of warrants held by St. Elizabeth's Hospital, Inc. and Lemer Grandchildren Irrevocable Intervivos Trust, respectively. Further, includes 69,667 shares of common stock acquirable pursuant to the exercise of vested stock options.
(5) Based upon a 13D filed on March 10, 2005 and other information known to us. Medcare is the direct beneficial owner of 280,000 shares of our Series A-1 Convertible Preferred Stock. The Series A-1 Convertible Preferred Stock was the first of three tranches (Series A-1, Series A-2 and Series A-3) of Series A Preferred Stock that are acquirable by Medcare under a Securities Purchase Agreement dated March 1, 2005 (see "Change in Control" above).

     Each of these tranches of the Series A Preferred Stock has the same voting rights as our common stock on an equivalent as-converted basis on matters on which our common stockholders may vote. This Series A-1 has the equivalent voting rights of 28,000,000 shares of our common stock, and can be converted into that number of shares of our common stock at any time by Medcare. In addition, Medcare acquired a warrant to purchase 133,334 shares of Series A-3 Convertible Preferred Stock on March 1, 2005. The warrant is exercisable at any time prior to its expiration date of February 28, 2007. The Series A-3 has the equivalent voting rights of 13,333,400 shares of our common stock and can be converted into that number of shares of our common stock at any time after the Series A-3 shares are acquired by exercise of the warrant. The 280,000 shares of Series A-2 Convertible Preferred Stock that Medcare has committed to acquire under the Securities Purchase Agreement are subject to certain conditions precedent, which have not all been met; however, Medcare may waive any and all conditions and fund at any time. The Series A-2 shares would have the equivalent voting rights of, and would be convertible into, 28,000,000 shares of our common stock. In this table, the amount of preferred stock held by Medcare includes the shares of Series A-3 preferred stock acquirable within 60 days of May 10, 2005 by the exercise of the warrant and excludes the shares of Series A-2 preferred stock acquirable pursuant to the Securities Purchase Agreement. The amount of shares of common stock held by Medcare includes the shares that are acquirable within 60 days of May 10, 2005 by exercise of the warrant and the conversion of all Series A-1 and Series A-3 preferred stock held into common stock and excludes the number of shares of common stock issuable upon the conversion of the Series A-2 preferred stock acquirable by Medcare pursuant to the Securities Purchase Agreement. The aggregate amount of shares of common stock that could be beneficially owned as a result of the acquisition and conversion of Medcare's holdings is 69,333,400 shares of our common stock, which would represent a 73.8% interest. Medcare GP Corp, Inc. is the general partner of Medcare (the "General Partner") and may also be deemed to have beneficial ownership of the securities owned by Medcare. The General Partner disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. One of our directors, Thomas W. Lyles, Jr. is the president and a limited partner of Medcare and is also the president of the General Partner. Therefore, Mr. Lyles may be deemed to be a beneficial owner of the securities owned by Medcare. Mr. Lyles disclaims beneficial ownership of such securities except to the extent to his pecuniary interest therein. James R. Leininger, M.D. is a limited partner of Medcare and the sole shareholder of the General Partner and may be deemed to be a beneficial owner of the securities owned by Medcare. Dr. Leininger disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. In addition, pursuant to the Securities Purchase Agreement, Medcare has the right to elect one-half of the members of the Company's board of directors. Medcare appointed Mr. Lyles and Douglas C. Williamson to our board of directors on March 1, 2005.
(6) Based upon a Schedule 13D filed on March 17, 2003, and other information known to us. Includes 294,394 shares of common stock held in trust for the benefit of Dr. Schachar's minor children, the trustee of which is Dr. Schachar's wife. Excludes 441,591 shares of common stock held by Dr. Schachar's three other children that are over 18 years of age, all of which Dr. Schachar does not beneficially own.
(7) Includes 91,250 shares of common stock acquirable pursuant to the exercise of warrants and 1,092,053 shares of common stock acquirable pursuant to the exercise of vested stock options. Mr. Walts has unvested stock options outstanding at May 10, 2005, to acquire 450,683 shares of common stock, which will not vest within 60 days of May 10, 2005. Does not include a stock option granted May 12, 2005, to purchase 1,500,000 shares of common stock, which is subject to stockholder approval of an amendment to the Company's stock option plan to increase the number shares available under the plan. Of the 1,500,000 shares of common stock acquirable, 500,000 shares of common stock are available for immediate award, subject to vesting requirements, with the remainder issuable upon the satisfaction of certain milestones. If this option had been granted effective May 12, 2005, Mr. Walts would have the right to purchase 125,000 shares of common stock immediately. This would have resulted in a beneficial ownership of 1,567,430 shares of common stock and a 6.0% percentage ownership.
(8)  Includes  220,000  shares of common stock  registered in the name of Rush &
     Co. and 30,000 shares of common stock registered in the name of Brown Brothers Harriman & Co. Additionally, includes 300,000 shares of common stock acquirable pursuant to the exercise of warrants held of record and 110,000 shares and 15,000 shares of common stock acquirable pursuant to the exercise of warrants registered in the names of Rush & Co. and Brown Brothers Harriman & Co., respectively.

Security Ownership of Management

     The following table sets forth information regarding the number of shares of our voting common and preferred stock beneficially owned on May 10, 2005, by each of our directors and each of our executive officers and all of our directors and executive officers as a group. Except as otherwise set forth below, the address of each of the persons listed below is c/o Refocus Group, Inc., 10300 North Central Expressway, Suite 104, Dallas, TX 75231.

                                                            Common Stock                 Convertible Preferred Stock
                                               ------------------------------------   -------------------------------
                                                    Amount and            Percent     Amount and Nature     Percent
              Name and Address                      Nature of               of          of Beneficial         of
            of Beneficial Owner                Beneficial Ownership (1)   Class (2)      Ownership (1)     Class (2)
---------------------------------------------  ------------------------  ----------  --------------------  -----------
Glen Bradley, Ph.D.                                  429,200 (3)             1.7%              --                --
2505 Anthem Village Dr., Ste E-528
Henderson, Nevada 89052


Mark A. Cox                                          554,152 (4)             2.2%              --                --

Kenneth N. Elmgren                                    20,000 (5)               *               --                --
3325 Beverly Drive
Dallas, Texas 75205

Thomas W. Lyles, Jr.                              41,333,400 (6)            62.6%         413,334 (6)          100.0%
8122 Datapoint Drive, Suite 1000
San Antonio, Texas 78229

Grady E. Schleier                                    270,563 (7)             1.1%              --                --
4416 Stanhope
Dallas, Texas 75205

Terence A. Walts                                   1,442,430 (8)             5.6%              --                --

Douglas C. Williamson                                      0 (9)               *               --                --
1291 Bradford Drive
Coppell, Texas 75019

Directors and Executive
Officers as a Group                               44,049,745 (10)           64.9%         413,334 (10)         100.0%

----------------------------------
*Less than 1%

(1) Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days of May 10, 2005, by the exercise of any right or option. Unless otherwise noted, shares are owned of record and beneficially by the named person.
(2) Based upon 24,669,105 shares of common stock outstanding and 280,000 shares of Series A Convertible Preferred Stock outstanding on May 10, 2005. The shares issuable under instruments to purchase our common or preferred stock that are currently exercisable within 60 days of May 10, 2005, are treated as if outstanding for computing the percentage ownership of the person holding these instruments, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Does not include options granted on May 12, 2005, that are subject to stockholder approval of an amendment to the Amended and Restated Presby Corp 1997 Stock Option Plan, or the Plan, to increase the number of authorized shares available under the Plan.
(3) Includes 125,000 shares of common stock held by C. Glendon Bradley Living Trust and 104,734 shares of common stock held by the Bradley Family Trust, both of which Dr. Bradley serves as the trustee. Also includes 62,500 shares of common stock acquirable pursuant to the exercise of warrants held by C. Glendon Bradley Living Trust and 25,000 shares of common stock acquirable pursuant to the exercise of a warrant held by the Bradley Family Trust. Further, includes 70,000 shares of common stock acquirable pursuant to the exercise of vested stock options Dr. Bradley has no unvested stock options outstanding at May 10, 2005. Does not include a stock option granted May 12, 2005, to purchase 200,000 shares of common stock, which is subject to stockholder approval of an amendment to the Plan. If this option had been granted effective May 12, 2005, Mr. Bradley would have the right to purchase 50,000 shares of common stock immediately. This would have resulted in a beneficial ownership of 479,200 shares of common stock and a 1.9% percentage ownership.

(4) Includes 398,981 shares of common stock acquirable pursuant to the exercise of vested stock options and 10,000 shares of common stock acquirable pursuant to the exercise of a warrant. Includes 1,402 shares of common stock held by Mr. Cox's son. Mr. Cox has unvested stock options to acquire 338,012 shares of common stock at May 10, 2005, which will not vest within 60 days of May 10, 2005. Does not include a stock option granted May 12, 2005 to purchase 1,000,000 shares of common stock, which is subject to stockholder approval of an amendment to the Plan. Of the 1,000,000 shares of common stock acquirable, 333,334 shares of common stock are available for immediate award, subject to vesting requirements, with the remainder issuable upon the satisfaction of certain milestones. If this option had been granted effective May 12, 2005, Mr. Cox would have the right to purchase 83,333 shares of common stock immediately. This would have resulted in a beneficial ownership of 637,485 shares of common stock and a 2.5% percentage ownership.
(5) Includes 20,000 shares of common stock acquirable pursuant to the exercise of vested stock options. Mr. Elmgren has no unvested stock options outstanding at May 10, 2005. Does not include a stock option granted May 12, 2005, to purchase 250,000 shares of common stock, which is subject to stockholder approval of an amendment to the Plan. If this option had been granted effective May 12, 2005, Mr. Elmgren would have the right to purchase 62,500 shares of common stock immediately. This would have resulted in a beneficial ownership of 82,500 shares of common stock and a less than 1.0% percentage ownership.
(6) The number of shares of convertible preferred stock includes 280,000 shares of Series A-1 Convertible Preferred Stock owned by Medcare at May 10, 2005, and the 133,334 shares of Series A-3 Convertible Preferred Stock acquirable within 60 days of May 10, 2005, by the exercise of a warrant held by Medcare and excludes 280,000 shares of Series A-2 Convertible Preferred Stock acquirable by Medcare pursuant to the Securities Purchase Agreement. See footnote 5 in "Security Ownership of Certain Beneficial Owners" above for a more detailed description. Mr. Lyles is the president and a limited partner in Medcare, the president of Medcare's General Partner and a representative of Medcare on our board of directors and, therefore, may be deemed to be a beneficial owner of the securities owned by Medcare. Mr. Lyles disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. The number of shares of common stock above includes the shares of common stock into which the Series A-1 and Series A-3 convertible preferred stock may be converted and excludes the number of shares of common stock into which the Series A-2 preferred stock may be converted.
(7) Includes 3,125 shares of common stock acquirable pursuant to the exercise of a warrant and 130,000 shares of common stock acquirable pursuant to the exercise of vested stock options. Mr. Schleier has no unvested stock options outstanding at May 10, 2005. Does not include a stock option granted May 12, 2005, to purchase 200,000 shares of common stock, which is subject to stockholder approval of an amendment to the Plan. If this option had been granted effective May 12, 2005, Mr. Schleier would have the right to purchase 50,000 shares of common stock immediately. This would have resulted in a beneficial ownership of 320,563 shares of common stock and a 1.3% percentage ownership.
(8) Includes 91,250 shares of common stock acquirable pursuant to the exercise of warrants and 1,092,053 shares of common stock acquirable pursuant to the exercise of vested stock options. Mr. Walts has unvested stock options outstanding at May 10, 2005, to acquire 450,683 shares of common stock, which will not vest within 60 days of May 10, 2005. Does not include a stock option granted May 12, 2005, to purchase 1,500,000 shares of common stock, which is subject to stockholder approval of an amendment to the Plan. Of the 1,500,000 shares of common stock acquirable, 500,000 shares of common stock are available for immediate award, subject to vesting requirements, with the remainder issuable upon the satisfaction of certain milestones. If this option had been granted effective May 12, 2005, Mr. Walts would have the right to purchase 125,000 shares of common stock immediately. This would have resulted in a beneficial ownership of 1,567,430 shares of common stock and a 6.0% percentage ownership.
(9) Mr. Williamson is one of the directors appointed by Medcare on March 1, 2005. Mr. Williamson disclaims any beneficial ownership in the securities held by Medcare. Does not include a stock option granted May 12, 2005, to purchase 950,000 shares of common stock, which is subject to stockholder approval of an amendment to the Plan. If this option had been granted effective May 12, 2005, Mr. Williamson would have the right to purchase 237,500 shares of common stock immediately. This would have resulted in a beneficial ownership of 237,500 shares of common stock and a 1.0% percentage ownership.

(10) Common stock: Represents 7 persons and includes 1,711,034 shares acquirable pursuant to the exercise of vested stock options, 191,875 shares of common stock acquirable pursuant to the exercise of warrants and the 41,333,400 shares of common stock acquirable upon the conversion of the Series A-1 and Series A-3 convertible preferred stock. There are unvested stock options outstanding at May 10, 2005, to purchase 788,695 shares of common stock, which are not exercisable within 60 days of May 10, 2005. Excludes 28,000,000 shares of common stock issuable upon conversion of the Series A-2 convertible preferred stock acquirable by Medcare pursuant to the Securities Purchase Agreement. Also excludes stock options granted May 12, 2005, to purchase 4,100,000 shares of common stock, which are subject to stockholder approval of an amendment to the Plan. If these options had been granted effective May 12, 2005, options to purchase 608,333 shares of common stock would have immediately vested. This would have resulted in a beneficial ownership of 44,658,078 shares of common stock and a 65.2% percentage ownership. Preferred stock: Represents 7 persons and includes 133,334 shares of Series A-3 shares acquirable pursuant to the exercise of a warrant. Excludes 280,000 shares of Series A-2 shares acquirable pursuant to a right granted in the Securities Purchase Agreement.


                    COSTS OF THE REVERSE/FORWARD STOCK SPLIT

     The repurchase of the Cashed Out Stockholders' fractional shares resulting from the Reverse/Forward Stock Split is estimated to cost approximately $88,546, plus transactional costs of $150,000. The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse/Forward Stock Split. Final costs of the transaction may be greater than the estimates shown below.

Aggregate purchase price payable to Cashed Out Stockholders (1)    $    88,546

Fairness Opinion                                                        25,000

Legal                                                                  100,000

Accounting                                                              15,000

Transfer Agent                                                           5,000

Filing, Printing, Mailing and Miscellaneous                              5,000
                                                                   -----------
         TOTAL                                                     $   238,546
                                                                   ===========

--------------------
(1) Based on the number of shares anticipated to be purchased from our stockholders of record and NOBO stockholders (252,988 shares). Excludes shares, if any, to be purchased from OBO stockholders.

We intend to use our available working capital to pay the costs of the Reverse/Forward Stock split.

                                 OTHER BUSINESS

     We are not soliciting written consents for any other business to be acted upon other than that which is explained in this Consent Solicitation Statement.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Included in this Notice and Consent Solicitation Statement, exhibits and associated documents are "forward-looking" statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors. Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe,"
"estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

              FINANCIAL INFORMATION AND INCORPORATION BY REFERENCE

     We are currently subject to the reporting requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission, or the SEC. You may read and copy any document filed by us with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     We have enclosed with this information statement the following documents, which have been filed by us with the SEC under the Securities Exchange Act of 1934 and are incorporated herein by reference:

     o Our Annual Report on Form 10-KSB for fiscal year ended December 31, 2004, including audited financial information; and

     o    Our  Quarterly  Report on Form 10-QSB for the quarter  ended March 31,
          2005.

     Unaudited pro forma information regarding the effect of the Reverse/Forward Stock Split for the fiscal year ended December 31, 2004 and for the quarter ended March 31, 2005, is attached to this consent statement as Annex C.


                      ADDITIONAL INFORMATION AND QUESTIONS

     If you have any questions, concerns or need more information about the solicitation of written consents, you may contact:

                                 Mr. Mark A. Cox
                                    Secretary
                    10300 North Central Expressway, Suite 104
                               Dallas, Texas 75231


     You   also   may   call   us   at   (214)   368-0200   or   email   us   at
info@refocus-group.com.

                                                                PRELIMINARY COPY
                                                                ----------------

                                     ANNEX A
                                     -------

-------------------------------------------------------------------------------

                                               REFOCUS GROUP, INC.
      CONSENT CARD                    10300 NORTH CENTRAL EXPRESSWAY, SUITE 104
                                               DALLAS, TEXAS 75231
-------------------------------------------------------------------------------

     The undersigned, a stockholder of record of Refocus Group, Inc. on [ ], 2005, hereby executes this consent card, pursuant to Section 228 of the Delaware General Corporation Law, with respect to all shares of common stock and Series A-1 Convertible Preferred Stock, par value $0.0001 per share, of Refocus Group, Inc. held by the undersigned, as indicated below, to the following action, without prior notice and without a vote.

1. AMENDMENTS TO THE CERTIFICATE OF INCORPORATION TO EFFECT A 1-FOR-2,000 REVERSE STOCK SPLIT, SUCH THAT STOCKHOLDERS OWNING LESS THAN 2,000 SHARES OF COMMON STOCK IMMEDIATELY PRIOR TO THE REVERSE STOCK SPLIT WILL HAVE THOSE SHARES CANCELED AND CONVERTED INTO THE RIGHT TO RECEIVE THE CASH CONSIDERATION IN THE AMOUNT OF $0.35 PER PRE-SPLIT SHARE, IMMEDIATELY FOLLOWED BY A 2,000-FOR-1 FORWARD STOCK SPLIT.

             |_|  CONSENT TO       |_|  WITHHOLD CONSENT          |_|  ABSTAIN

             PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

If this Consent Card is signed, dated and delivered to Refocus Group, Inc. with no designation by the undersigned, this consent will constitute the stockholder's consent to, and approval of, the amendment to the Certificate of Incorporation of Refocus Group, Inc. This Consent may be revoked at any time prior to [ ], 2005.

                                              Dated: _____________________, 2005

                                              Please   sign   exactly   as  name
                                              appears on stock certificate. When
                                              shares are held by joint  tenants,
                                              all should  sign.  When signing as
                                              attorney, executor, administrator,
                                              trustee or  guardian,  please give
                                              full   title   as   such.   If   a
                                              corporation,  please  sign in full
                                              corporate  name  by  President  or
                                              other  authorized  officer.  If  a
                                              partnership,   limited   liability
                                              company  or other  entity,  please
                                              sign in partnership name,  limited
                                              liability  company  name,  or  the
                                              name   of   such   other   entity,
                                              respectively,   by  an  authorized
                                              person.


                                              _________________________________
                                              Signature

                                              _________________________________
                                              Printed Name

                                              _________________________________
                                              Title

          This Consent is solicited by Refocus' Board of Directors and the matter set forth herein was proposed by Refocus.

                                     ANNEX B
                                     -------

                         THIRD CERTIFICATE OF AMENDMENT
                                       OF
                         CERTIFICATE OF INCORPORATION OF
                               REFOCUS GROUP, INC.

     Refocus  Group,  Inc., a corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

          REFOCUS GROUP, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

               FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation:

               RESOLVED, that upon approval by the requisite vote of the stockholders entitled to vote and the filing of the requisite certificate of amendment to the Corporation's Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, the first paragraph of Section 1 of Article 4 of the Corporation's Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

               "4. Each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-two thousandth (1/2000) of a fully-paid and non-assessable share of common stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 2,000 shares of common stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares to such holders, such fractional shares shall be cancelled and converted into the right to receive the cash payment of $0.35 per share on a pre-split basis to each stockholder owning fewer than 2,000 shares immediately prior to the effective time of this amendment."

               SECOND: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by a majority of the shares outstanding to vote thereon. The Certificate was duly adopted according to the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

               THIRD: That the certificate shall become effective at 6:00 p.m. central time on [ ], 2005, in accordance with the applicable provisions of Section 103 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, Refocus Group, Inc. has caused this certificate to be signed by its Secretary this ______ day of __________________, 2005.


                                       REFOCUS GROUP, INC.

                                       By:_____________________________________
                                       Name:___________________________________
                                       Title:__________________________________

                         FOURTH CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                             OF REFOCUS GROUP, INC.

     REFOCUS  GROUP,  INC., a corporation  organized  and existing  under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation duly adopted resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation:

          RESOLVED, that upon approval by the requisite vote of the stockholders entitled to vote, and the filing of the requisite certificate of amendment to the Corporation's Certificate of Incorporation, as amended, with the Secretary of State of the State of Delaware, the first paragraph of Section 1 of Article 4 of the Corporation's Certificate of Incorporation, as amended, be amended to read in its entirety as follows:

          "4. Each one (1) share of common stock, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share held by any stockholder and each fractional interest held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and hereby is automatically reclassified and changed (without any further act) into two thousand (2,000) fully-paid and nonassessable shares of common stock (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 1 to 2,000 ratio), without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued."

          SECOND: That the Certificate of Amendment has been approved by the Corporation pursuant to a resolution of its Board of Directors and duly adopted by a majority of the shares outstanding to vote thereon. The Certificate was duly adopted according to the provisions of Sections 242 and 228 of the Delaware General Corporation Law.

          THIRD: That the certificate shall become effective at 6:01 p.m. central time on [ ], 2005, in accordance with the applicable provisions of
     Section 103 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, Refocus Group, Inc. has caused this certificate to be signed by its Secretary this ______ day of __________________, 2005.



                                       REFOCUS GROUP, INC.

                                       By:_____________________________________
                                       Name:___________________________________
                                       Title:__________________________________

                                     ANNEX C
                                     -------

                         PRO FORMA FINANCIAL INFORMATION

     The audited financial statements of the Company for the year ended December 31, 2004, and the Company's unaudited financial statements as of, and for, the three months ended March 31, 2005, have previously been filed with Securities and Exchange Commission on Form 10-KSB and Form 10-QSB, respectively. The unaudited pro forma financial information presented is based on the estimates and information set forth herein and has been prepared utilizing the audited financial statements and notes thereto appearing in the Company's Form 10-KSB as for the year ended December 31, 2004, and the Company's unaudited financial statements and notes thereto appearing in the Company's Form 10-QSB as of and for the three months ended March 31, 2005. The unaudited pro forma financial information should be read in conjunction with the historical audited and unaudited financial statements of the Company, including the related notes thereto.

     The following unaudited pro forma financial information of the Company is presented to give effect to a 1-for-2,000 reverse stock split, a stock purchase by the Company of any stockholder then owning less than one share, followed by a 2,000-for-1 forward split as described in "Proposal No. 1. - Reverse/Forward Stock Split." Pursuant to the reverse stock split, each 2,000 shares of common stock outstanding will be converted into one share of common stock. After the reverse stock split, any stockholders then owning less than one share of stock will have their stock purchased by the Company for a price of $0.35 per share on a pre-split share basis. After the stock purchase, the Company will effect to a 2,000-for-1 forward split in which each share of common stock then outstanding will be converted into 2,000 shares of common stock. Accordingly, all stockholders who do not have their shares purchased by the Company will own the same number of shares before and after the reverse and forward splits are completed.

     As required by Rule 11-02 of Regulation S-X, the Company's unaudited pro forma statements of operations for the three months ended March 31, 2005, and for the year ended December 31, 2004, have been prepared as if the reverse and forward split and stock purchase occurred on January 1, 2005 and 2004, respectively. The Company's unaudited pro forma balance sheet as of March 31, 2005, has been prepared as if the reverse and forward split and stock purchase occurred on March 31, 2005.

     The accompanying financial statements are unaudited and are not necessarily indicative of the results that would have occurred if the transaction had occurred on January 1 of each year, or any particular date thereafter, nor do they purport to represent the financial position or results of operations that may be achieved by the Company in future periods.

     For purposes of the accompanying financial statements, "NOBO" stockholders mean non-objecting beneficial owners, which are stockholders who hold their shares in street name who have agreed to identify themselves; and "OBO" stockholders mean objecting beneficial owners, which are stockholders who hold their shares in street name who have not identified themselves.

                                             REFOCUS GROUP, INC. AND SUBSIDIARIES
                                       PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                                        March 31, 2005
                                                         (Unaudited)

                                                                                      As reported   Adjustments    Pro forma
                                                                                     ------------  -------------  -------------
    ASSETS

    Current Assets
           Cash and cash equivalents                                                 $ 5,850,866     $ (238,546)  $  5,612,320
           Accounts receivable - other                                                    40,236                        40,236
           Inventory                                                                       4,743                         4,743
           Prepaid expenses                                                              316,669                       316,669
                                                                                     ------------                 -------------
                Total current assets                                                   6,212,514                     5,973,968
    Property and Equipment - net                                                           5,656                         5,656
    Patent Costs - net                                                                   982,635                       982,635
    Non-Compete Agreement - net                                                          374,293                       374,293
    Prepaid Consulting Expense                                                            56,530                        56,530
                                                                                     ------------                 -------------
    Total Assets                                                                     $ 7,631,628                  $  7,393,082
                                                                                     ============                 =============

    LIABILITIES & SHAREHOLDERS' EQUITY (DEFICIENCY)

    Current Liabilities
           Accounts payable                                                          $   549,720                  $    549,720
           Accrued expenses                                                              234,347                       234,347
           Current portion of separation and consulting agreement                        256,000                       256,000
           Customer deposits                                                              23,000                        23,000
                                                                                     ------------                 -------------
                Total current liabilities                                              1,063,067                     1,063,067
    Long-Term Liabilities
           Separation and consulting agreement                                           451,200                       451,200
           CIBA obligation                                                             2,000,000                     2,000,000
                                                                                     ------------                 -------------
                Total long-term liabilities                                            2,451,200                     2,451,200

    Series A Convertible Preferred Stock (conditionally redeemable) -
      760,000 shares authorized; 280,000 shares issued:
           Series A-1 convertible preferred stock                                      4,910,376                     4,910,376
           Warrant and option to purchase Series A convertible preferred stock         1,890,344                     1,890,344
                                                                                     ------------                 -------------
                                                                                       6,800,720                     6,800,720
    Commitments and Contingencies                                                              -                             -
    Shareholders' Equity (Deficiency):
           Preferred stock: 10,000,000 shares of $.0001 par value authorized;
              760,000 designated as Series A, remainder unissued                               -                             -
           Warrants for the purchase of common stock                                   1,961,050                     1,961,050
           Common stock: 120,000,000 shares of $.0001 par value authorized,
              24,649,105 shares actual, and 24,396,117 shares pro forma,
              in 2005 issued and outstanding                                               2,465            (25)         2,440
           Paid-in capital                                                            22,666,565        (88,521)    22,578,044
           Accumulated deficit                                                       (27,313,439)      (150,000)   (27,463,439)
                                                                                     ------------                 -------------
                 Total shareholders' equity (deficiency)                              (2,683,359)                   (2,921,905)
                                                                                     ------------                 -------------
    Total Liabilities and Shareholders' Equity (Deficiency)                          $ 7,631,628                  $  7,393,082
                                                                                     ============                 =============


Adjustments:
     Represents the cash to be disbursed for the 252,988 shares to be repurchased from those shareholders being cashed out as a result of the reverse split, based on the number of shares anticipated to be purchased from our stockholders of record and NOBO stockholders,  plus $150,000 for expenses related to the consent  solicitation.  Excludes shares, if any, to be purchased from OBO stockholders.


                                             REFOCUS GROUP, INC. AND SUBSIDIARIES
                                  PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                              Three Months Ended March 31, 2005
                                                         (Unaudited)

                                                                                      As reported   Adjustments    Pro forma
                                                                                     ------------  -------------  --------------
REVENUES                                                                             $        -                   $           -

COST OF SALES                                                                                 -                               -
                                                                                     ------------                 --------------
GROSS PROFIT                                                                                  -                               -

OPERATING EXPENSES:
             Selling, general and administrative                                        192,092       (50,000)(1)       142,092
             Salary and related expenses                                                173,558                         173,558
             Stock-based employee compensation                                          209,014                         209,014
             Professional services                                                       58,858       (19,000)(2)        39,858
             Clinical trials                                                            158,773                         158,773
             Research and development                                                         -                               -
             Depreciation and amortization                                               57,625                          57,625
                                                                                     ------------                 --------------

LOSS FROM OPERATIONS                                                                   (849,920)                       (780,920)

OTHER INCOME (EXPENSE):
             Interest income                                                             12,039                          12,039
             Interest expense                                                           (75,492)                        (75,492)
                                                                                     ------------                 --------------
                   Total                                                                (63,453)                        (63,453)
                                                                                     ------------                 --------------
NET LOSS                                                                             $ (913,373)                  $    (844,373)
                                                                                     ------------                 --------------
NET LOSS PER SHARE - BASIC AND DILUTED                                               $    (0.04)                  $       (0.04)
                                                                                     ------------                 --------------

AVERAGE NUMBER OF COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED                                                 23,928,129      (252,988)(3)    23,675,141
                                                                                     ============                 ==============

Adjustments:
    (1)   Represents estimated decreases in expenses actually incurred during the three months ended March 31, 2005:
                 Directors and officers insurance                          $   41,000
                 Other public reporting expenses                                9,000
                                                                           -----------
                                                                           $   50,000
                                                                           ===========


    (2)   Represents  estimated  decreases in expenses actually incurred during the three months ended March 31, 2005:\
                 Fees paid to independent public accountants                $  12,000
                 Legal fees                                                     7,000
                                                                            ----------
                                                                            $  19,000
                                                                            ==========

     (3)  Represents the estimated number of shares of common stock that will be cancelled as a result of the reverse/forward split,  based on the  number of  shares  anticipated  to be  purchased  from our  stockholders  of record  and NOBO stockholders (252,988 shares). Excludes shares, if any, to be purchased from OBO stockholders.

                                             REFOCUS GROUP, INC. AND SUBSIDIARIES
                                       PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
                                                 Year Ended Decmeber 31, 2004
                                                         (Unaudited)

                                                                  As reported          Adjustments               Pro forma
                                                               -------------------  -------------------      -------------------
REVENUES                                                       $               -    $                -       $                 -

COST OF SALES                                                                  -                     -                         -
                                                               -------------------  -------------------      -------------------
GROSS PROFIT                                                                   -                     -                         -

OPERATING EXPENSES:
       Selling, general and administrative                                931,131         (240,000)(1)                  691,131
       Salary and related expenses                                        503,773                                       503,773
       Stock-based employee compensation                                  230,963                                       230,963
       Inventory adjustment costs                                               -                                             -
       Professional services                                              724,539         (288,000)(2)                  436,539
       Clinical trials                                                    906,931                                       906,931
       Research and development                                            33,890                                        33,890
       Depreciation and amortization                                      361,291                                       361,291
                                                               -------------------                           -------------------
LOSS FROM OPERATIONS                                                   (3,692,518)                                   (3,164,518)

OTHER INCOME (EXPENSE):
       Interest income                                                     10,156                                        10,156
       Interest expense                                                  (158,412)                                     (158,412)
       Other income (expense)                                                   -                                             -
                                                               -------------------                           -------------------
             Total                                                       (148,256)                                     (148,256)
                                                               -------------------                           -------------------
NET LOSS                                                       $       (3,840,774)                           $       (3,312,774)
                                                               ===================                           ===================

NET LOSS PER SHARE                                             $            (0.16)                           $            (0.14)
                                                               ===================                           ===================

AVERAGE NUMBER OF COMMON SHARES
     OUTSTANDING - BASIC AND DILUTED                                   23,476,307         (252,988) (3)              23,223,319
                                                               ===================                           ===================

Adjustments:

     (1)  Represents estimated decreases in expenses actually incurred during fiscal 2004:
                Directors and officers insurance               $       162,000
                Public relations expenses                               25,000
                Other public reporting expenses                         53,000
                                                               ----------------
                                                               $       240,000
                                                               ================

     (2)  Represents estimated decreases in expenses actually incurred during fiscal 2004:
                Investment  relations                          $       130,000
                Fees paid to independent public accountants             52,000
                Legal fees                                             106,000
                                                               ----------------
                                                               $       288,000
                                                               ================

     (3)  Represents the estimated number of shares of common stock that will be cancelled as a result of the reverse/forward split,  based on the  number of  shares  anticipated  to be  purchased  from our  stockholders  of record  and NOBO stockholders (252,988 shares). Excludes shares, if any, to be purchased from OBO stockholders.


                                     ANNEX D
                                     -------

                    THE FINANCIAL ADVISOR'S FAIRNESS OPINION

                        HILL SCHWARTZ SPILKER KELLER LLC
                               [GRAPHIC OMITTED]


May 5, 2005

Board of Directors
Refocus Group, Inc.
10300 N. Central Expressway, Suite 104
Dallas, Texas 75231

Members of the Board:

You have appointed a Strategic Initiatives Committee (the "Special Committee") that has retained Hill Schwartz Spilker Keller LLC ("HSSK") to render its opinion (the "Opinion") to the Board of Directors of Refocus Group, Inc. ("Refocus" or the "Company") in connection with a proposed reverse/forward stock split of its common shares and subsequent suspension of its obligations to file periodic reports under Section 13(a) of the Securities Exchange Act (collectively, the "Go Private Action") that, from a financial point of view, the consideration to be received by the fractional shareholders in exchange for the consideration to be given by the Company is fair to such shareholders. For purposes of this Opinion, the term "fractional shareholders" is intended to include all common shareholders owning less than one share ("fractional shares") immediately after the reverse stock split. As described in the Refocus Going Private Special Committee Analysis and Refocus Going Private Special Committee Recommendation (collectively, the "Go Private Memos"), the Company intends to propose the following:

     1. Engage in a reverse stock split at the ratio of 2,000 shares to 1 share, followed immediately by a forward split of 1 share to 2,000 shares.

     2. Offer to purchase the fractional shares resulting from the reverse split from the fractional shareholders at a price of $0.35 per share on a pre-split basis.

In preparing this Opinion, we have assumed that the Go Private Action will be consummated in accordance with the terms set forth in the Go Private Memos without any material modification.

As part of our financial advisory activities, HSSK is experienced in the valuation of businesses and securities in connection with mergers and acquisitions, litigation, corporate, estate planning and reporting, and other purposes. HSSK will receive a fee from Refocus for our services in rendering this Opinion which is not contingent upon the opinion expressed or the completion of the Go Private Action, and Refocus has agreed to indemnify us for certain liabilities arising out of our engagement. Neither HSSK nor our employees have any present or contemplated future interest in the Company which might tend to prevent us from rendering a fair and unbiased opinion.

In connection with this Opinion, we have:

        (i) reviewed certain publicly available financial statements and other business and financial information of the Company;


                            HOUSTON o DALLAS o AUSTIN
      San Felipe Plaza o 5847 San Felipeo Suite 3100 o Houston, Texas 77057
                       o 713.771.5011 o Fax 713.759.0968
                                www.hsskgroup.com

Board of Directors
Refocus Group, Inc.
May 5, 2005

        (ii) reviewed certain information relating to the business, earnings, cash flow, assets and prospects of Refocus furnished to HSSK by the Company;

        (iii) conducted discussions and correspondence with management of Refocus concerning the Company's past and current operations and financial condition and the prospects of the Company;

        (iv) discussed certain strategic, financial and operational benefits anticipated from the Go Private Action with the Chairman of the Special Committee appointed by the Board;

        (v) reviewed certain financial forecasts of the Company prepared by the Company, and certain sensitivity cases prepared based on discussions with management of the Company;

        (vi) reviewed the impact of the Go Private Action on the Company's capitalization;

        (vii) reviewed the reported prices and trading activity for the Company's common stock;

        (viii) compared the financial performance of the Company and the prices and trading activity of the Company's common stock with that of certain other comparable publicly-traded companies and their securities;

        (ix) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

        (x)     reviewed the Go Private Memos and certain related documents;

        (xi) reviewed the due diligence conducted by the Special Committee prior to its recommendation of the Go Private Action as summarized in the Go Private Memos; and

        (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

In preparing this Opinion, we have relied upon the accuracy and completeness of all information supplied or otherwise made available to us or publicly available, and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Refocus, without independent verification, as to the reasonableness and achievability of the financial and operating forecasts, projections and probabilities (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts, projections and probabilities have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Refocus as to the expected future financial performance of the Company. We have relied upon, without independent verification, the assessment by the management of Refocus of (i) the financial, strategic and other benefits expected to result from the Go Private Action, (ii) their ability to retain key employees of the Company, and (iii) the validity of, and risks associated with, the Company's existing and future technologies, intellectual property, products, services and business models, including the timing and scope of any associated risks or benefits.

It is understood that this letter is for the information of the Board of Directors of Refocus and may not be used for any other purpose without our prior written consent, except that a copy of this opinion letter may be included in its entirety in any filing made by Refocus in respect to the Go Private Action with the Securities and Exchange Commission. Our Opinion is based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date of the opinion and we do not have any obligation to update, revise

Board of Directors
Refocus Group, Inc.
May 5, 2005

or reaffirm this Opinion. In rendering our Opinion, we did not consider the impact of changes in the regulatory environment in which the Company operates.

This Opinion was undertaken at the behest of and for the benefit of the Special Committee and the Board of Directors of Refocus alone. To the extent a vote of the Company's shareholders is required or sought, our Opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote on the Go Private Action. The Opinion does not address the relative merits of the Go Private Action and any other transaction or business strategies discussed by the Company's Board of Directors as alternatives to the Go Private Action or the decision of the Company's Board of Directors to proceed with the Go Private Action. We do not express and should not be deemed to have expressed any views on any other terms of the Go Private Action. We have not been requested to and did not solicit third party indications of interest in acquiring or investing in the Company. We do not express in any manner an opinion as to the prices at which the Company's common stock may transact at anytime prior to or following the Go Private Action.

We have assumed that there has been no material change in the Company's financial condition, results of operations, business or prospects since the date of the last financial statements available to us. In addition, we did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of the Company, nor have we been furnished with any such appraisals.

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Furthermore, in arriving at our opinion, HSSK did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis or factor. Accordingly, HSSK believes that our analysis must be considered as a whole and that considering any portion of such analysis and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing our analyses, HSSK made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values which may be significantly more or less favorable than as set forth therein.

Subject to and based upon the foregoing, it is our opinion that, as of the date of this letter, the consideration to be received by the fractional shareholders in exchange for the consideration to be given by the Company as part of the Go Private Action is fair, from a financial point of view, to such shareholders.

Sincerely,

HILL SCHWARTZ SPILKER KELLER LLC

                                [GRAPHIC OMITTED]

                    10300 North Central Expressway, Suite 104
                               Dallas, Texas 75231